                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12


                                UAL Corporation
 ................................................................................

                (Name of Registrant as Specified In Its Charter)


 ................................................................................

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     1)  Title of each class of securities to which transaction applies:
     ...........................................................................

     2)  Aggregate number of securities to which transaction applies:
     ...........................................................................

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     ...........................................................................

     4)  Proposed maximum aggregate value of transaction:
     ...........................................................................

     5)  Total fee paid:
     ...........................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     ..........................................................
     2)  Form, Schedule or Registration Statement No.:
     ..........................................................
     3)  Filing Party:
     ..........................................................
     4)  Date Filed:
     ..........................................................

                            [UAL CORPORATION LOGO]

                                                                  March 12, 1998

Dear Fellow Owners:

     Our Company had its best year yet in 1997. For the third consecutive year, our Company posted record fully distributed net earnings. These results demonstrate that we are on the right track and that United Airlines is indeed "rising" to new heights.

     We are past the half-way point of the ESOP stock allocation period, which occurs from 1994 to 2000. In this time, we have made considerable progress in improving our balance sheet, raising our credit rating, and enhancing customer satisfaction. Yet, we have many challenges ahead with our customer satisfaction philosophy, earning an investment grade rating and achieving our strategic plan objectives. To reflect upon our progress and discuss the direction for the future of our Company, the Board of Directors joins me in inviting you to attend the 1998 Annual Meeting of Stockholders and to vote on the matters described in the enclosed proxy statement.

     Your vote is important, because it was your faith and commitment to our Company's future that made it possible to turn our Company around. To be sure your shares are represented at the meeting, please use the "vote-by-phone" option described on the enclosed proxy or voting direction card, or sign and return the card in the envelope provided, even if you plan to attend the meeting in person.

     I hope you will be able to attend the meeting and I look forward to seeing you. If you plan to attend, please detach the admission card attached to your proxy or voting direction card and bring it with you to the meeting.

                                          Sincerely yours,


                                          /s/ Gerald Greenwald

                                          Gerald Greenwald

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

     The Annual Meeting of Stockholders of UAL Corporation, a Delaware corporation (the "Company"), will be held in the Auditorium of the Museum of Science and Industry, 57th Street and Lake Shore Drive, Chicago, IL 60637 on Thursday, May 7, 1998 at 10:00 a.m., local time, to:

    1. Elect a Board of Directors as follows:

       (a) Five Public Directors, to be elected by the holders of Common Stock;

       (b) Four Independent Directors, to be elected by the holders of Class I Junior Preferred Stock; and

       (c) One ALPA Director, one IAM Director and one Salaried/Management Employee Director, to be elected by the holders of Class Pilot MEC Junior Preferred Stock, Class IAM Junior Preferred Stock and Class SAM Junior Preferred Stock, respectively.

    2. Ratify the appointment of independent public accountants.

    3. Transact any other business that is properly brought before the meeting.

     Only stockholders of record at the close of business on March 9, 1998, will be entitled to vote at the meeting. PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING AN ADMISSION TICKET. THE ADMISSION TICKET IS LOCATED ON THE LOWER PORTION OF YOUR PROXY OR VOTING DIRECTION CARD.

                                          Francesca M. Maher
                                          Vice President--General Counsel
                                          and Secretary

Chicago, Illinois
March 12, 1998

                                   IMPORTANT

     WE HOPE YOU WILL ATTEND THE STOCKHOLDERS MEETING. TO ENSURE PROPER REPRESENTATION AT THE MEETING, STOCKHOLDERS SHOULD VOTE THEIR PROXIES BY TELEPHONE AS DESCRIBED ON THE ENCLOSED PROXY CARD OR DATE, SIGN AND MAIL THEIR PROXIES IN THE FORM ENCLOSED EVEN THOUGH THEY PLAN TO ATTEND THE MEETING. SIMILARLY, PARTICIPANTS IN THE UAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN (THE "ESOP") MAY GIVE THEIR VOTING DIRECTION BY TELEPHONE AS DESCRIBED ON THE ACCOMPANYING VOTING DIRECTION CARD OR DATE, SIGN AND MAIL THEIR VOTING DIRECTION CARD IN THE FORM ENCLOSED. OTHER REQUESTS FOR PROXIES OR VOTING DIRECTION FROM BROKERS, TRUSTEES OR FIDUCIARIES SHOULD BE PROCESSED AS DESCRIBED IN THE ACCOMPANYING MATERIALS.

     Please note that the Company's audited financial statements and certain other financial information are included as an Appendix to this Proxy Statement. This Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning approximately March 12, 1998.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Except where authority has been withheld by a stockholder, the enclosed proxy will be voted at the 1998 Annual Meeting of Stockholders of the Company or any adjournments or postponements thereof (the "Meeting") for the election of the respective nominee(s) named below for a term of one year and until their successors are duly elected and qualified. The terms of all incumbent directors will expire at the Meeting. The Board of Directors expects all nominees named below to be available for election.

DIRECTORS TO BE ELECTED BY HOLDERS OF COMMON STOCK

PUBLIC DIRECTORS

     Five Public Directors are to be elected by the holders of Common Stock, par value $.01 per share ("Common Stock"). Each nominee was previously elected by the holders of Common Stock and has served continuously as a Public Director since the date of his election. The term "Public Director" is used as defined in the Restated Certificate of Incorporation, as amended, of the Company (the "Charter").

     If a nominee unexpectedly becomes unavailable before election, proxies from holders of Common Stock will be voted for the person designated by the Board of Directors or the appropriate Board Committee in accordance with the requirements of the Charter. No person other than the directors of the Company is responsible for the naming of nominees.

----------------------------------------------------------------------------------------------------------
                                       (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                   DIRECTOR
            NOMINEE                       (2) OTHER BUSINESS AFFILIATIONS               AGE      SINCE
----------------------------------------------------------------------------------------------------------
  John A. Edwardson              (1) President (1994) and Chief Operating Officer      48       1994
                                     (1995) of the Company and its wholly owned
                                     subsidiary, United Air Lines, Inc. ("United").
                                     Executive Vice President and Chief Financial
                                     Officer, Ameritech Corporation
                                     (telecommunications) (1991-1994).
                                 (2) Director, Household International, Inc.
----------------------------------------------------------------------------------------------------------
  Gerald Greenwald               (1) Chairman and Chief Executive Officer of the       62       1994
                                     Company and United (1994). Chairman, Tatra Truck
                                     Company, Czech Republic (truck manufacturing)
                                     (1993-1994); and President, Olympia & York
                                     Development Limited (real estate development
                                     company in the process of a financial
                                     restructuring at the time Mr. Greenwald agreed
                                     to serve as president and certain subsidiaries
                                     of which filed for protection under federal
                                     bankruptcy laws in connection with such re-
                                     structuring) (1992-1993).
                                 (2) Director, Aetna Inc. and Time Warner Inc.
----------------------------------------------------------------------------------------------------------
  John F. McGillicuddy           (1) Retired Chairman and Chief Executive Officer,     67       1984
                                     Chemical Banking Corporation (banking and
                                     finance) (1993). Chairman and Chief Executive
                                     Officer, Chemical Banking Corporation
                                     (1992-1993).
                                 (2) Director, Southern Peru Copper Corporation and
                                     USX Corporation.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                       (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                   DIRECTOR
            NOMINEE                       (2) OTHER BUSINESS AFFILIATIONS               AGE      SINCE
----------------------------------------------------------------------------------------------------------
  James J. O'Connor              (1) Effective March 16, 1998, retired Chairman and    61       1984
                                     Chief Executive Officer, Unicom Corporation
                                     (holding company) and its wholly owned
                                     subsidiary, Commonwealth Edison Company
                                     (supplier of electricity). Chairman and Chief
                                     Executive Officer, Unicom Corporation
                                     (1994-3/16/98) and Commonwealth Edison Company
                                     (1980-3/16/98).
                                 (2) Director, Corning Incorporated, First Chicago
                                     NBD Corporation, and The Tribune Company.
----------------------------------------------------------------------------------------------------------
  Paul E. Tierney, Jr.           (1) Managing Member, Development Capital, LLC (in-    55       1990
                                     vestment management) (1997). Managing
                                     Director, Gollust, Tierney and Oliver, Inc.
                                     (investment banking) (1990-1996).
                                 (2) Director, Liz Claiborne, Inc., and C & B
                                     Publishing PLC.
----------------------------------------------------------------------------------------------------------

DIRECTORS TO BE ELECTED BY HOLDERS OF OTHER CLASSES OF STOCK

     The following classes of directors are to be elected by the holder of certain classes of stock of the Company other than Common Stock. THE HOLDERS OF COMMON STOCK DO NOT VOTE ON THE ELECTION OF THESE DIRECTORS. Each nominee (other than Mr. Creighton, who was nominated for the first time prior to the Meeting) was previously elected by the holders of the applicable class of stock of the Company and has served continuously as a director of the Company for the period succeeding the date of his election. If a nominee unexpectedly becomes unavailable before election, or the Company is notified that a substitute nominee has been selected, votes will be cast pursuant to the authority granted by the proxies from the respective holder(s) for the person who may be designated as a substitute nominee or, if applicable, in accordance with the nomination procedures identified below.

INDEPENDENT DIRECTORS -- ELECTED BY HOLDERS OF CLASS I STOCK

     Four Independent Directors (as defined in the Charter) are to be elected by the four Independent Directors as the holders of Class I Junior Preferred Stock of the Company ("Class I Stock"). Each nominee has been nominated by the Independent Director Nomination Committee and, pursuant to a Stockholders Agreement among the holders of Class I Stock, the Company, the Air Line Pilots Association, International ("ALPA"), and the International Association of Machinists and Aerospace Workers ("IAM"), each such holder has agreed to vote in favor of such nominees. No person, other than the members of the Independent Director Nomination Committee, is responsible for the naming of the nominees.

----------------------------------------------------------------------------------------------------------
                                       (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                   DIRECTOR
            NOMINEE                       (2) OTHER BUSINESS AFFILIATIONS               AGE      SINCE
----------------------------------------------------------------------------------------------------------
  John W. Creighton, Jr.         (1) Director (1988) and advisor (12/1/97), retired    65        --
                                     President (1988-1997) and Chief Executive Officer
                                     (1991-1997), Weyerhaeuser Company (forest
                                     products).
                                 (2) Director, Unocal Corporation.
----------------------------------------------------------------------------------------------------------
  Duane D. Fitzgerald            (1) Retired Chairman (1996), and former President     58       1994
                                     (1988-1996) and Chief Executive Officer (1991-
                                     1996), Bath Iron Works Corporation
                                     (shipbuilding) and former Vice President of
                                     its parent company, General Dynamics
                                     Corporation (1995-1996).
                                 (2) Director, Central Maine Power Co.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                       (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                   DIRECTOR
            NOMINEE                       (2) OTHER BUSINESS AFFILIATIONS               AGE      SINCE
----------------------------------------------------------------------------------------------------------
  Richard D. McCormick           (1) Chairman (1992), President (1986) and Chief       57       1994
                                     Executive Officer (1991), US WEST, Inc.
                                     (telecommunications).
                                 (2) Director, Norwest Corporation.
----------------------------------------------------------------------------------------------------------
  John K. Van de Kamp            (1) President, Thoroughbred Owners of California      62       1994
                                     (trade association) (1996). Partner, Dewey
                                     Ballantine (law firm) (1991-1996).
                                 (2) Member, Advisory Board, Falcon Classic Cable
                                     Income Properties, Ltd.
----------------------------------------------------------------------------------------------------------

ALPA DIRECTOR -- ELECTED BY HOLDER OF CLASS PILOT MEC STOCK

     One ALPA Director (as defined in the Charter) is to be elected by the United Airlines Pilots Master Executive Council, ALPA ("ALPA-MEC"), the holder of the Class Pilot MEC Junior Preferred Stock of the Company ("Class Pilot MEC Stock"). The ALPA-MEC has advised the Company that it has nominated and intends to re-elect Michael H. Glawe as the ALPA Director.

----------------------------------------------------------------------------------------------------------
                                       (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                   DIRECTOR
            NOMINEE                       (2) OTHER BUSINESS AFFILIATIONS               AGE      SINCE
----------------------------------------------------------------------------------------------------------
  Michael H. Glawe               (1) Chairman, ALPA-MEC (labor union) (1996).          50       1996
                                     Chairman, ALPA-MEC Grievance Committee
                                     (1993-1995), and Captain, B727, United, for
                                     the past five years.
----------------------------------------------------------------------------------------------------------

IAM DIRECTOR -- ELECTED BY HOLDER OF CLASS IAM STOCK

     One IAM Director (as defined in the Charter) is to be elected by the IAM, the holder of the Class IAM Junior Preferred Stock of the Company ("Class IAM Stock"). The IAM has advised the Company that it has nominated and intends to re-elect John Peterpaul as the IAM Director.

----------------------------------------------------------------------------------------------------------
                                       (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                   DIRECTOR
            NOMINEE                       (2) OTHER BUSINESS AFFILIATIONS               AGE      SINCE
----------------------------------------------------------------------------------------------------------
  John F. Peterpaul              (1) Retired General Vice President, IAM (labor        62       1994
                                     union) (1994). General Vice President, IAM, for
                                     the past five years.
----------------------------------------------------------------------------------------------------------

SALARIED/MANAGEMENT EMPLOYEE DIRECTOR -- ELECTED BY HOLDERS OF CLASS SAM STOCK

     One Salaried/Management Employee Director (as defined in the Charter) is to be elected by the holders of the Class SAM Junior Preferred Stock of the Company ("Class SAM Stock"), who are Deval L. Patrick, the Salaried/Management Employee Director, and William P. Hobgood, Senior Vice President-People of the Company. Mr. Patrick has been nominated for re-election by the "System Roundtable," a body of salaried and management employees of United empowered to review and discuss issues relating to the Company and their effect on salaried and management employees. Pursuant to a Stockholders Agreement among the holders of Class SAM Stock and the Company, each such holder has agreed to vote in favor of the System Roundtable nominee.

----------------------------------------------------------------------------------------------------------
                                       (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                   DIRECTOR
            NOMINEE                       (2) OTHER BUSINESS AFFILIATIONS               AGE      SINCE
----------------------------------------------------------------------------------------------------------
  Deval L. Patrick               (1) Partner, Day, Berry & Howard (law firm)           41     10/17/97
                                     (1997). Assistant Attorney General, Civil Rights
                                     Division, U.S. Department of Justice (law
                                     enforcement) (1994-1997). Partner, Hill &
                                     Barlow (law firm) (1986-1994).
----------------------------------------------------------------------------------------------------------

             CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors of the Company held a total of nine meetings in 1997. All directors except John F. McGillicuddy attended 75 percent or more of the total of such meetings and meetings of Board Committees of which they were members.

COMMITTEES

     The Board of Directors has Executive, Audit, Compensation, Compensation Administration, CAP, Labor, Independent Director Nomination, Outside Public Director Nomination, Pension and Welfare Plans Oversight and Transaction Committees. Set forth below is a brief description of the functions performed, the names of the committee members and the number of meetings held by each committee during 1997.

     EXECUTIVE COMMITTEE. The Executive Committee is authorized to exercise the powers of the Board of Directors in the management of the business and affairs of the Company, with certain exceptions. The Executive Committee is also responsible for safety and security oversight for United, periodically reviewing Board effectiveness and overseeing the compensation arrangements for non-employee directors. The Executive Committee held four meetings in 1997. Committee members: Gerald Greenwald, Chairman, and Duane D. Fitzgerald, Michael
H. Glawe, Richard D. McCormick, John F. Peterpaul and Paul E. Tierney, Jr.

     AUDIT COMMITTEE. The Audit Committee reviews with the Company's independent public accountants the annual financial statements of the Company prior to publication, reviews the work of and approves non-audit services performed by such independent accountants, makes annual recommendations to the Board for the appointment of independent public accountants for the ensuing year, and reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company and its subsidiaries and affiliates. The Audit Committee held two meetings in 1997. Committee members: Duane D. Fitzgerald, Chairman, and Richard D. McCormick, John F. McGillicuddy, James J. O'Connor, Paul E. Tierney, Jr., John K. Van de Kamp and Paul A. Volcker.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and approves the compensation and benefits of all officers of the Company and reviews general policy matters relating to compensation and benefits of non-union employees of the Company and its subsidiaries. The Committee also administers the equity incentive compensation plans of the Company, except for responsibilities reserved for the Compensation Administration Committee. The Compensation Committee held six meetings in 1997. Committee members: John F. McGillicuddy, Chairman, and Duane D. Fitzgerald, Michael H. Glawe, Gerald Greenwald, Richard D. McCormick, Deval L. Patrick and John F. Peterpaul.

     COMPENSATION ADMINISTRATION COMMITTEE. The Compensation Administration Committee administers the stock option plans and executive compensation programs of the Company to the extent such functions cannot or are not appropriate to be performed by the Compensation Committee in light of any provision of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), securities laws, or other applicable laws or regulations, and also oversees the evaluation process for CEO performance. The Compensation Administration Committee held six meetings in 1997. Committee members: John F. McGillicuddy, Chairman, and Duane D. Fitzgerald and Richard D. McCormick.

     CAP COMMITTEE. The CAP Committee oversees implementation of the Company's Competitive Action Plan to improve United's competitiveness on many short-haul routes, pursuant to which "Shuttle by United" was established. The CAP Committee has the exclusive authority to approve on behalf of the Company any modifications of or amendments to the Competitive Action Plan, other than those matters reserved to the Labor Committee. The CAP Committee held two meetings in 1997. Committee members: Paul E. Tierney, Jr., Chairman, and Michael H. Glawe, Gerald Greenwald, John F. McGillicuddy, James J. O'Connor, John F. Peterpaul, John K. Van de Kamp and Paul A. Volcker.

     LABOR COMMITTEE. The Labor Committee reviews and approves the entering into of, and modifications and amendments to, collective bargaining agreements to which the Company or any of its subsidiaries is a party, with certain exceptions. The Committee held fourteen meetings in 1997. Committee members:
Gerald Greenwald, Chairman, and Duane D. Fitzgerald and Paul E. Tierney, Jr.

     INDEPENDENT DIRECTOR NOMINATION COMMITTEE. The Independent Director Nomination Committee nominates candidates to become Independent Director members of the Board of Directors, fills vacancies in Independent Director positions and appoints Independent Directors to serve on Board Committees. The Committee held six meetings in 1997. Committee members: Paul A. Volcker, Chairman, and Duane D. Fitzgerald, Michael H. Glawe, Richard D. McCormick, Deval L. Patrick, John F. Peterpaul and John K. Van de Kamp.

     OUTSIDE PUBLIC DIRECTOR NOMINATION COMMITTEE. The Outside Public Director Nomination Committee nominates candidates to become Outside Public Director (as defined in the Charter) members of the Board of Directors, fills vacancies in Outside Public Director positions and appoints Outside Public Directors to serve on Board Committees. The Outside Public Director Nomination Committee will consider nominees recommended by stockholders, who may submit recommendations by addressing a letter to the Committee Chairman at UAL Corporation, P. O. Box 66919, Chicago, Illinois 60666. Qualification requirements for Outside Public Directors are specified in the Charter. The Committee held one meeting in 1997. Committee members: James J. O'Connor, Chairman, and John F. McGillicuddy and Paul E. Tierney, Jr.

     PENSION AND WELFARE PLANS OVERSIGHT COMMITTEE. The Pension and Welfare Plans Oversight Committee oversees compliance by the Company and its subsidiaries with laws governing employee benefit plans maintained by the Company and its subsidiaries. The Committee held two meetings in 1997. Committee members: John K. Van de Kamp, Chairman, and John A. Edwardson, Michael H. Glawe, James J. O'Connor, Deval L. Patrick, John F. Peterpaul and Paul A. Volcker.

     TRANSACTION COMMITTEE. The Transaction Committee is authorized to evaluate and advise the Board with respect to any proposed merger or consolidation of the Company or any of its subsidiaries with or into, the sale, lease or exchange of all or substantially all of the Company's or any of its subsidiaries' property or assets to, or a significant business transaction with, any Labor Affiliate (as defined in the Charter). The Transaction Committee held no meetings in 1997. Committee members: Richard D. McCormick, Chairman, and Duane D. Fitzgerald, John
F. McGillicuddy, James J. O'Connor, Paul E. Tierney, Jr., John K. Van de Kamp and Paul A. Volcker.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Messrs. Greenwald and Glawe serve on the Compensation Committee, but not the Compensation Administration Committee. Messrs. Glawe and Greenwald are employees of the Company. Mr. Glawe is also the Chairman of the ALPA-MEC and an officer of ALPA. United and ALPA are parties to a collective bargaining agreement for United's pilots represented by ALPA.

COMPENSATION OF DIRECTORS

     Each non-employee director receives an annual retainer of $18,000 and is paid $900 for each meeting attended. The non-employee Chairman of each Committee other than the Compensation Administration Committee receives an additional retainer of $2,700 per year. Each non-employee member of a Committee receives a fee of $900 for each Committee meeting attended. The above fees reflect the 10% reduction in Board compensation that was instituted in January 1993 and reaffirmed by the Board in September 1994. During 1997, following the mid-term wage increases for Company employees who are ESOP participants, the Board considered, but decided to reject, a restoration of the reduction in the Board's meeting fee and retainer compensation in cash. Instead, the Board approved an increase in the annual deferred stock grant for non-employee directors (see below) over two years which equates to a Common Stock value at December 1997 that is approximately equal to the average value of the fee and retainer reduction (25 shares in 1997 and an additional 25 shares in 1998 and thereafter). Non-employee directors also receive 400 shares of Common Stock annually, which, pursuant to Stock Ownership Guidelines, they are to keep throughout their tenure on the Board. Directors may elect to receive all or any portion of their cash retainer and fees in Common Stock, as well as to defer their stock and cash compensation for federal income tax purposes. Each non-employee director is also credited annually with 139 deferred stock units representing Common Stock. All such deferred credits are unfunded and are not settled until after the director leaves the Board. Directors who are employees of the Company or any of its subsidiaries, including Messrs. Greenwald, Edwardson and Glawe, do not receive any retainer fee, meeting fee or Common Stock for their service on the Board of Directors or any Committee.

     The Company considers it important for its directors to understand its business and have exposure to its operations and employees. For this reason, the Company provides free transportation and free cargo shipment on United to each director of the Company and his spouse and eligible dependent children. The directors are reimbursed by the Company for income taxes resulting from actual use of the travel and shipment privilege. A director who was a director upon the change in control of the Company on July 12, 1994, is entitled to continue such travel and cargo benefits for life. The cost of this policy in 1997 for each director, including cash payments made in January 1998 for income tax liability, was as follows:

              NAME                COST($)
              ----                -------
John A. Edwardson...............  55,781
Duane D. Fitzgerald.............  20,657
Michael H. Glawe................       0
Gerald Greenwald................  29,437
Richard D. McCormick............  37,232
John F. McGillicuddy............  13,872

              NAME                COST($)
              ----                -------
James J. O'Connor...............  13,628
Deval L. Patrick................       0
John F. Peterpaul...............   3,163
Paul E. Tierney, Jr. ...........  65,814
John K. Van de Kamp.............  33,941
Paul A. Volcker.................   7,534

                       BENEFICIAL OWNERSHIP OF SECURITIES

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Common Stock and of voting preferred stock held in the ESOP beneficially owned as of March 9, 1998, by each director, nominee for director and executive officer included in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner). Certain directors and executive officers of the Company also beneficially own shares of various other classes of preferred stock of the Company. See "Certain Other Beneficial Owners."

                                                                                   VOTING PREFERRED
                                                     COMMON STOCK      PERCENT    STOCK BENEFICIALLY   PERCENT
NAME OF DIRECTOR OR EXECUTIVE OFFICER AND GROUP   BENEFICIALLY OWNED   OF CLASS         OWNED          OF CLASS
-----------------------------------------------   ------------------   --------   ------------------   --------
John W. Creighton, Jr. ......................             1,000          *                  --
John A. Edwardson............................           576,855(1)       1.0             6,950(2)           *
Duane D. Fitzgerald..........................             4,687(3)       *                  --
Michael H. Glawe.............................                --                          2,950(4)           *
Gerald Greenwald.............................           957,556(5)       1.7            10,568(2)           *
Richard D. McCormick.........................             5,952(6)       *                  --
John F. McGillicuddy.........................             7,119(7)       *                  --
James J. O'Connor............................             4,772(8)       *                  --
Deval L. Patrick.............................               427(3)       *                  --
John F. Peterpaul............................             2,046(9)       *                  --
Paul E. Tierney, Jr. ........................            37,580(10)      *                  --
John K. Van de Kamp..........................             2,034(3)       *                  --
Paul A. Volcker..............................             4,263(11)      *                  --
James E. Goodwin.............................           147,104(12)      *               3,493(2)           *
Douglas A. Hacker............................           154,881(13)      *               4,200(2)           *
Stuart I. Oran...............................            79,695(14)      *               4,162(2)           *
Directors and Executive Officers as a Group
  (20 persons)...............................         2,227,795(15)      3.9            41,010(16)        2.4

---------------

  *  Less than 1%

(1) Includes 434,000 shares that Mr. Edwardson has the right to acquire within 60 days of March 9, 1998, by the exercise of stock options and 1,240 shares held indirectly by Mr. Edwardson's daughters.

(2) Reflects beneficial ownership of Class S ESOP Voting Junior Preferred Stock ("Class S Voting Stock") owned through the ESOP.

(3) Reflects beneficial ownership of Common Stock represented by deferred stock units under the UAL Corporation 1995 Directors Plan (the "1995 Plan"). All directors have deferred receipt of Common Stock deliverable in respect of deferred stock units under the 1995 Plan until retirement from the Board.

(4) Reflects beneficial ownership of Class P ESOP Voting Junior Preferred Stock ("Class P Voting Stock") owned through the ESOP.

(5) Includes 706,000 shares that Mr. Greenwald has the right to acquire within 60 days of March 9, 1998, by the exercise of stock options, 6,684 shares held indirectly by Mr. Greenwald's wife and 1,043 shares held indirectly by a United 401(k) plan (calculated as of December 31, 1997).

(6) Includes 3,754 shares of Common Stock represented by deferred stock units under the 1995 Plan.

(7) Includes 4,519 shares of Common Stock represented by deferred stock units under the 1995 Plan.

(8) Includes 1,772 shares of Common Stock represented by deferred stock units under the 1995 Plan.

(9) Includes 446 shares of Common Stock represented by deferred stock units under the 1995 Plan.

(10) Includes 1,764 shares of Common Stock represented by deferred stock units under the 1995 Plan.

(11) Includes 1,863 shares of Common Stock represented by deferred stock units under the 1995 Plan.

(12) Includes 106,500 shares that Mr. Goodwin has the right to acquire within 60 days of March 9, 1998, by the exercise of stock options and 10,000 shares held indirectly by Mr. Goodwin's wife.

(13) Includes 120,800 shares that Mr. Hacker has the right to acquire within 60 days of March 9, 1998, by the exercise of stock options.

(14) Includes 41,500 shares that Mr. Oran has the right to acquire within 60 days of March 9, 1998, by the exercise of stock options.

(15) Includes 1,578,550 shares that directors or executive officers have the right to acquire within 60 days of March 9, 1998, by the exercise of stock options, shares represented by deferred stock units under the 1995 Plan, shares held indirectly as discussed in footnotes (1), (5) and (12) and an additional 93 shares held in a United 401(k) plan (calculated as of December 31, 1997).

(16) Reflects ownership of Class S Voting Stock owned through the ESOP. No director or executive officer other than Mr. Glawe beneficially owns shares of Class P Voting Stock.

CERTAIN OTHER BENEFICIAL OWNERS

     The following table shows the number of shares of the Company's voting securities beneficially owned by any person or group known to the Company as of March 9, 1998, to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities.

                                                                                         AMOUNT AND NATURE
NAME AND ADDRESS                                                                           OF BENEFICIAL     PERCENT
OF BENEFICIAL OWNER                         TITLE OF CLASS                                   OWNERSHIP       OF CLASS
-------------------                         --------------                               -----------------   --------
State Street Bank and Trust Company,        Common Stock                                   38,455,298(1)      39.4%
  Trustee                                   Class P Voting Stock                            3,303,219(1)       100%
  225 Franklin Street                       Class M ESOP Voting Junior Preferred Stock      2,739,574(1)       100%
  Boston, MA 02110                          Class S Voting Stock                            1,233,614(1)       100%

AXA Assurances I.A.R.D. Mutuelle            Common Stock                                    9,050,618(2)      15.3%
AXA Assurances Vie Mutuelle
  21, Rue de Chateaudun
  75009 Paris France
Alpha Assurances Vie Mutuelle
  100-101 Terrasse Boieldieu
  92042 Paris La Defense
  France
AXA Courtage Assurance Mutuelle
  24, Rue Louis le Grand
  75002 Paris France
AXA-UAP
  23, Avenue Matignon
  75008 Paris France
The Equitable Companies Incorporated
  787 Seventh Avenue
  New York, NY 10019

Janus Capital Corporation                   Common Stock                                    4,745,189(3)       8.1%
Thomas H. Bailey
  100 Fillmore Street
  Denver, CO 80206-4923

Oppenheimer Group, Inc.                     Common Stock                                    3,247,716(4)      5.54%
Oppenheimer Capital
  Oppenheimer Tower, World
  Financial Center
  New York, NY 10281

                                                                                         AMOUNT AND NATURE
NAME AND ADDRESS                                                                           OF BENEFICIAL     PERCENT
OF BENEFICIAL OWNER                         TITLE OF CLASS                                   OWNERSHIP       OF CLASS
-------------------                         --------------                               -----------------   --------
United Airlines Pilots                      Class Pilot MEC Stock                                1(5)           100%
  Master Executive Council
  Air Line Pilots Association,
  International
  6400 Shafer Court, Suite 700
  Rosemont, IL 60018

International Association of                Class IAM Stock                                      1(6)           100%
  Machinists and Aerospace Workers
  District #141
  9000 Machinists Place
  Upper Marlboro, MD 20772

Deval L. Patrick                            Class SAM Stock                                      2(7)         66.67%
  c/o Day, Berry & Howard
  260 Franklin Street
  Boston, MA 02110

William P. Hobgood                          Class SAM Stock                                      1(7)         33.33%
  Senior Vice President-People
  United Airlines
  P.O. Box 66100
  Chicago, IL 60666

Paul A. Volcker                             Class I Stock                                        1(8)            25%
  610 Fifth Avenue
  Suite 420
  New York, NY 10020

Duane D. Fitzgerald                         Class I Stock                                        1(8)            25%
  c/o UAL Corporation
  P.O. Box 66919
  Chicago, IL 60666

Richard D. McCormick                        Class I Stock                                        1(8)            25%
  US WEST, Inc.
  7800 E. Orchard Road
  Englewood, CO 80111-2533

John K. Van de Kamp                         Class I Stock                                        1(8)            25%
  c/o Dewey Ballantine
  333 S. Hope Street
  Los Angeles, CA 90071-3003

---------------

(1) Based on Schedule 13G dated February 10, 1998, in which the reporting person reported that as of December 31, 1997, (i) as trustee under the ESOP (the "ESOP Trustee"), it had shared voting power over 3,303,219 shares of Class P Voting Stock representing 25.4% of the voting power of the Company, 2,739,574 shares of Class M ESOP Voting Junior Preferred Stock ("Class M Voting Stock," and together with the Class P Voting Stock and the Class S Voting Stock, the "Voting Preferred Stocks") representing 20.4% of the voting power of the Company, and 1,233,614 shares of Class S Voting Stock representing 9.2% of the voting power of the Company, and shared dispositive power over 8,652,618 shares of Class 1 ESOP Convertible Preferred Stock and 806,260 shares of Class 2 ESOP Convertible Preferred Stock, each convertible into quadruple that number of shares of Common Stock ("Shares"), as well as 2,906 Shares issuable upon conversion of the Voting Preferred Stocks, and (ii) as trustee or discretionary advisor for various collective investment funds and other employee benefit plans and other index accounts, it had sole dispositive power over 314,140 Shares and sole voting power over 302,740 of such Shares. The reporting person disclaims beneficial ownership of all shares reported. Voting power of Voting Preferred Stocks is limited to matters other than the vote for directors.

(2) Based on Schedule 13G/A (Amendment No. 8) dated January 9, 1998 in which AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, AXA-UAP and The Equitable Companies Incorporated reported, as of December 31, 1997, sole voting power for 5,758,284 of such Shares, shared voting power for 48,000 of such

     Shares, and sole dispositive power for 9,050,618 of such Shares. Such amounts include 267,300 Shares issuable upon exercise of options.

(3) Based on Schedule 13G/A (Amendment No. 2) dated February 9, 1998, in which, as of December 31, 1997, Janus Capital Corporation and Thomas H. Bailey reported shared voting and dispositive power over all such Shares. Janus Capital Corporation and Thomas H. Bailey disclaim beneficial ownership of all such Shares.

(4) Based on Schedule 13G dated January 17, 1997, in which the reporting persons, on behalf of subsidiary companies and/or certain investment advisory clients or discretionary accounts, reported shared voting and dispositive power for all such Shares. The reporting persons disclaim beneficial ownership of all such Shares.

(5) Share elects one ALPA Director and has one vote on all matters submitted to the holders of Common Stock other than the election of directors.

(6) Share elects one IAM Director and has one vote on all matters submitted to the holders of Common Stock other than the election of directors.

(7) Shares elect one Salaried/Management Employee Director and each share has one vote on all matters submitted to the holders of Common Stock other than the election of directors. Pursuant to a Stockholders Agreement, the holders of Class SAM Stock have agreed to vote their shares in favor of the election of the Salaried/Management Employee Director nominated by the System Roundtable of United salaried and management employees.

(8) Shares elect four Independent Directors and do not vote on other matters except as required by law. Pursuant to a Stockholders Agreement dated as of July 12, 1994, the holders of Class I Stock have agreed to vote their shares in favor of the election of the Independent Directors nominated by the Independent Director Nomination Committee of the Board of Directors of the Company.

     The foregoing information in footnotes (1) through (4) is based on a review, as of March 9, 1998, by the Company of statements filed with the Securities and Exchange Commission under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act").

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following performance graph and report immediately following shall not be incorporated by reference into any such filings.




                                UAL CORPORATION
                          RELATIVE MARKET PERFORMANCE
                             TOTAL RETURN 1993-1997


                             [PERFORMANCE GRAPH]

                                1992    1993    1994    1995    1996    1997
                                ----    ----    ----    ----    ----    ----
UAL Corp.                       100     115.76   99.92  204.13  285.90  423.13
S&P 500                         100     110.08  115.53  153.45  188.68  251.63
D-J Airline Group(1)            100     123.24   82.37  119.33  132.26  220.63

                                          Source: Compustat Database

---------------
(1) Alaska Air, AMR, Delta, Southwest, USAirways

                             EXECUTIVE COMPENSATION

 UAL CORPORATION COMPENSATION AND COMPENSATION ADMINISTRATION COMMITTEES REPORT

PHILOSOPHY

     The Company's executive compensation program is designed to attract, retain and motivate top quality and experienced officers. The program provides industry competitive compensation opportunities, supports a pay-for-performance culture and emphasizes pay-at-risk. The program is heavily oriented toward incentive compensation tied to the annual and longer-term financial performance of the Company and to its longer-term return to stockholders. The Company's compensation program provides, among other matters, that the program will be administered in a manner consistent with the philosophy of an employee-owned company.

COMPONENTS

     There are two components to the executive compensation program:

     -  Cash compensation.

     -  Stock compensation.

     The cash compensation program is composed of base salary and annual incentive compensation. Base salaries are less than at other large domestic air carriers, which include the three largest of the five carriers in the Relative Market Performance Graph on the preceding page. Base salaries, which were reduced by 8.25% in July 1994, also are substantially less than other companies in general industry of comparable size. Consistent with salary increases awarded to management employees under the terms of the ESOP (the "Midterm Adjustment"), officers were awarded increases from a total officer salary increase pool of 4% in July 1997. In determining the amounts of the increases, the size of the pool, individual performance and competitive salary relationships were taken into account.

     Annual incentive compensation provides an opportunity for additional earnings. Under the program, an incentive pool is created based upon the Company's earnings; each year the Compensation Committee approves a schedule of annual incentive pool funding relative to specified earnings targets. The CEO recommends to the Compensation Committee (or the Compensation Administration Committee, in the case of incentive awards intended to qualify under Section 162(m) of the Internal Revenue Code) incentive awards for each officer based upon an assessment of each officer's contribution over the preceding year. The assessment is based upon, among other things, an appraisal prepared annually for each officer on his or her managerial skills and the performance by him or her of assigned responsibilities. Before making a recommendation, the CEO discusses such appraisals with other members of senior management and considers these discussions, along with an overall evaluation of corporate performance and industry competitive data. The Compensation Committee makes a final determination of awards for officers, including the CEO (but excluding the other proxy-named officers), who is assessed by the Compensation Committee using a comparable process established under his Employment Agreement. The awards for the other proxy-named officers are made by the Compensation Administration Committee based on a pre-established formula in full compliance with Section 162(m) of the Internal Revenue Code.

     The normal stock compensation program is comprised entirely of annual stock options. Option grants are determined in consideration of individual performance and contribution and airline industry practice, using the same group referred to above for base salary and annual incentive compensation. The CEO recommends stock option grants for each officer to the Compensation Committee (or the Compensation Administration Committee, in the case of awards which qualify for certain exemptions from Section 16 of the Exchange Act pursuant to Rule 16b-3 or
Section 162(m) qualified grants). While there are no specific target award levels or weighting of factors considered in determining stock grants, grants are made within grant-range guidelines for each officer level. The Committee determines stock awards for the CEO based upon a comparable process and makes a final determination on stock awards for all other officers.

     Stock options may not be granted at less than fair market value on the date of grant. Stock options carry a 10-year term and typically vest ratably over a four-year period. The Company's stock option plan includes provisions to preserve, to the maximum extent possible, the deductibility by the Company of amounts awarded under the plan.

     The officer compensation program in total is primarily focused on promoting pay-for-performance and emphasizing pay-at-risk, and heavily oriented toward stockholder interests through the use of long-term incentives that create a direct linkage between officer rewards and increased stockholder value. The long-term incentive component, which is composed totally of stock-based incentives, represents over half the total income opportunity for the officers.

     The Company has eliminated restricted stock as a component of its normal compensation program. However, to enable the Company to attract high quality management at the most senior officer levels within the Company, sign-on compensation packages for these officers at the time of hiring may include cash and restricted or other stock awards in addition to compensation of the types described above. These compensation packages are often the subject of negotiation, and may have vesting provisions for stock options that vary from the normal schedule. In addition, restricted stock may be used on an individual basis for a very limited number of United employees in response to compelling business requirements, such as for recruitment or retention of key management employees.

STOCK OWNERSHIP GUIDELINES

     To encourage accumulation and retention of Common Stock by Company officers, guidelines have been adopted providing for minimum ownership of Common Stock at the following multiples of annual salary: Chairman and Chief Executive Officer and President and Chief Operating Officer, five times; Executive and Senior Vice Presidents, two times; and Vice Presidents, one times. Furthermore, officers are also expected to retain a portion of the stock received upon exercise of options or vesting of restricted stock awards until the value of their holdings equals or exceeds double the specified minimums. Unexercised stock options, unvested restricted stock and ESOP stock ownership are not recognized for purposes of these guidelines.

CEO COMPENSATION

     The compensation package for Mr. Greenwald was established pursuant to a five year Employment Agreement negotiated by Mr. Greenwald with ALPA and the IAM in 1994 (the "Employment Agreement"). As part of the Employment Agreement, a base salary rate of $665,188 was established for Mr. Greenwald, giving effect to the 8.25% reduction. As part of the Midterm Adjustment, Mr. Greenwald's annual base salary increased 4% to $691,800 in July 1997. In determining the amount of the increase, the size of the pool, Mr. Greenwald's performance and competitive salary relationships were taken into account. A non-guaranteed target bonus of $725,000 per year has also been established under the Employment Agreement, which was paid to Mr. Greenwald in 1998 (in Common Stock) since his 1997 performance was consistent with the Board Committee's objectives and directions, and corporate performance did not compel a lesser bonus. In making those determinations, the applicable Board Committee took into account (i) airline industry trends and (ii) the Company's cumulative profitability since the transaction date. No weighting was given to any particular factor. These are standards for performance evaluation that were established under the Employment Agreement. Mr. Greenwald received a stock option grant in 1997 subject to the Company's normal vesting schedule, in full compliance with Section 162(m) of the Internal Revenue Code.

COMPENSATION FOR THE OTHER NAMED OFFICERS

     As part of the Midterm Adjustment, the other named executive officers were awarded increases ranging from 2% to 4% in July 1997 from a total officer salary increase pool of 4%. In determining the amounts of the increases, the size of the pool, individual performance and competitive salary relationships were taken into account. In 1998 each of the named executive officers received an incentive compensation award for 1997 performance, which was granted pursuant to the normal incentive compensation plan terms according to a pre-established formula in full compliance with Section 162(m) of the Internal Revenue Code. Each such officer received a stock option grant in 1997 subject to the Company's normal vesting schedule, in full compliance with Section 162(m) of the Internal Revenue Code.

COMPENSATION CONSULTANT AND COMPETITIVE DATA

     The Compensation Committee and Compensation Administration Committee consult with independent compensation advisors on executive compensation matters. The Committees also have access to competitive data on compensation levels for officer positions.

                     UAL CORPORATION COMPENSATION COMMITTEE

Richard D. McCormick, Chairman       Gerald Greenwald
Duane D. Fitzgerald                  James J. O'Connor
Michael H. Glawe                     Deval L. Patrick
                                     John F. Peterpaul

             UAL CORPORATION COMPENSATION ADMINISTRATION COMMITTEE

Richard D. McCormick, Chairman       James J. O'Connor
Duane D. Fitzgerald

                           SUMMARY COMPENSATION TABLE

                      ANNUAL COMPENSATION                      LONG TERM COMPENSATION
            ---------------------------------------   ----------------------------------------
                                          OTHER       RESTRICTED    SECURITIES
 NAME AND                                 ANNUAL        STOCK       UNDERLYING     ALL OTHER
PRINCIPAL          SALARY     BONUS    COMPENSATION     AWARDS     OPTIONS/SARS   COMPENSATION
 POSITION   YEAR     ($)       ($)         ($)          ($)(1)         (#)           ($)(2)
----------  ----   -------   -------   ------------   ----------   ------------   ------------
Greenwald   1997   670,490   725,000      94,839(3)           0       47,550         427,048
            1996   657,184   725,000     103,548(3)           0      132,000         350,169
            1995   657,184   725,000      79,006(3)   1,820,000            0         254,234

Edwardson   1997   463,363   458,750      54,043              0       27,800         253,302
            1996   454,694   458,750      25,345              0       88,000         198,039
            1995   455,222   455,000       6,962      1,251,250            0         132,704

Oran        1997   316,199   280,755       9,001              0       16,150         176,120
            1996   310,255   280,755       9,001              0       50,000         138,715
            1995   310,750   270,000      10,145        426,563            0          84,371

Hacker      1997   299,470   220,000      10,333              0       15,250         122,116
            1996   293,600   220,000       9,522              0       46,000          85,530
            1995   293,600   210,000       9,138        682,500            0          60,187

Goodwin     1997   249,712   189,391         904              0       15,250         108,597

---------------

Greenwald   =    Gerald Greenwald, Chairman and Chief Executive Officer
Edwardson   =    John A. Edwardson, President and Chief Operating Officer
Oran        =    Stuart I. Oran, Executive Vice President
Hacker      =    Douglas A. Hacker, Senior Vice President and Chief Financial Officer
Goodwin     =    James E. Goodwin, Senior Vice President -- North America of United Air Lines, Inc.


---------------

(1) The restricted stock granted in 1995 vests in five equal annual installments commencing one year from the date of grant. The number and aggregate value, respectively, of restricted holdings as of fiscal year-end is: Mr. Greenwald, 78,400 shares, $7,252,000; Mr. Edwardson, 74,400 shares, $6,882,000; Mr. Oran, 19,000 shares, $1,757,500; Mr. Hacker, 14,400 shares,
     $1,332,000; and Mr. Goodwin, 12,000 shares, $1,110,000. Officers are entitled to dividends, if any, paid on such shares.

(2) Amounts include value of shares of ESOP preferred stock allocated to the officer's account for 1997, 1996 and 1995 as follows, based upon the applicable year-end closing price of the Common Stock multiplied by the number of shares of Common Stock issuable upon conversion of such ESOP preferred stock: Mr. Greenwald, $309,598, $221,797, $125,246; Mr.
     Edwardson, $204,333, $145,775, $80,851; Mr. Oran, $131,350, $92,303,
     $38,315; Mr. Hacker, $115,163, $81,006, $56,964; and Mr. Goodwin, $97,958
     (1997 only). Balance represents compensation attributable to split dollar insurance program premiums.

(3) Amount includes $41,868 in 1997 and 1996 and $38,498 in 1995 attributable to term life insurance benefits and $15,000 in 1996 and 1995 attributable to automobile benefits.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning stock options granted during 1997 by the Company to the named executive officers. The hypothetical present values of stock options granted in 1997 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price of the Common Stock on the date of exercise exceeds the exercise price. The individuals named below will not be able to realize a gain from the stock options granted unless, during the exercise period, the market price of the Common Stock is above the exercise price of the options. SUCH AN INCREASE IN THE MARKET PRICE OF THE COMMON STOCK WOULD ALSO BENEFIT ALL STOCKHOLDERS OF THE CORPORATION.

                                    NUMBER OF      % OF TOTAL
                                    SECURITIES    OPTIONS/SARS
                                    UNDERLYING     GRANTED TO    EXERCISE                  HYPOTHETICAL
                                   OPTIONS/SARS   EMPLOYEES IN   OR BASE                 PRESENT VALUE AT
                                     GRANTED      FISCAL YEAR     PRICE     EXPIRATION    DATE OF GRANT
              NAME                  (#000S)(1)        1997        ($/SH)       DATE         ($000S)(2)
              ----                 ------------   ------------   --------   ----------   ----------------
Gerald Greenwald................      47.55           10.6        $78.00     5/20/07          1,335
John A. Edwardson...............      27.80            6.2        $78.00     5/20/07            781
Stuart I. Oran..................      16.15            3.6        $78.00     5/20/07            454
Douglas A. Hacker...............      15.25            3.4        $78.00     5/20/07            428
James E. Goodwin................      15.25            3.4        $78.00     5/20/07            428

---------------

(1) Options become exercisable in four equal annual installments commencing May 20, 1998, one year from the date of grant.

(2) To realize hypothetical present values upon the exercise of the options, the market price would have increased from $78.00 to $106.08. The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the stock's historic volatility calculated using the monthly closing price of Common Stock over a thirty-four month period (July 1994 through April 1997), the estimated average holding period of the option, interest rates and the stock's expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility -- .33, holding period -- 4 years, interest rate -- 6.5%, and dividend yield -- 0.00%.

     BECAUSE THE STOCK OPTIONS DESCRIBED ABOVE ARE NOT TRANSFERABLE, THE CORPORATION BELIEVES THE GRANT DATE PRESENT VALUES SHOWN ABOVE MAY BE OVERSTATED.

     There is no assurance that the hypothetical present values of stock options presented in the table above represent the actual values of such options, and the hypothetical values shown should not be construed as predictions by the Company as to the future value of the Common Stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES(1)

                                                         NUMBER OF SECURITIES
                                SHARES                  UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                              ACQUIRED ON    VALUE           OPTIONS/SARS          IN-THE-MONEY OPTIONS/SARS
                               EXERCISE     REALIZED       AT FY-END (#000S)           AT FY-END ($000S)
NAME                            (#000S)     ($000S)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                          -----------   --------   -------------------------   -------------------------
Gerald Greenwald...........        N/A         N/A             673/306.55                46,068/15,748
John A. Edwardson..........        N/A         N/A             412/223.80                28,146/12,075
Stuart I. Oran.............     53.286(2)    3,409(2)            40/81.15                  2,412/3,622
Douglas A. Hacker..........      7.938(2)    1,424(2)         109.3/74.75                  7,433/3,317
James E. Goodwin...........      8.790(2)    1,551(2)          96.5/57.75                  6,982/2,267

---------------

(1) Each option granted prior to July 12, 1994 (a "Pre-Closing Option"), is exercisable for two shares of Common Stock and $84.81 in cash (after adjustment for the four-for-one Common Stock split in 1996). Value of Pre-Closing Options includes the cash amount deliverable upon exercise.

(2) Shares having an aggregate value of $1,110,947.30, $462,172 and $503,373 were withheld by the Company from the exercise proceeds for Messrs. Oran, Hacker and Goodwin, respectively, to cover tax withholding obligations on the value realized upon exercise.

                               PENSION PLAN TABLE

                                                  YEARS OF PARTICIPATION
FINAL                     -----------------------------------------------------------------------
AVERAGE PAY                  15         20          25           30           35           40
-----------               --------   --------   ----------   ----------   ----------   ----------
$ 200,000..............   $ 48,000   $ 64,000   $   80,000   $   96,000   $  112,000   $  128,000
  400,000..............     96,000    128,000      160,000      192,000      224,000      256,000
  600,000..............    144,000    192,000      240,000      288,000      336,000      384,000
  800,000..............    192,000    256,000      320,000      384,000      448,000      512,000
1,000,000..............    240,000    320,000      400,000      480,000      560,000      640,000
1,200,000..............    288,000    384,000      480,000      576,000      672,000      768,000
1,400,000..............    336,000    448,000      560,000      672,000      784,000      896,000
1,600,000..............    384,000    512,000      640,000      768,000      896,000    1,024,000
1,800,000..............    432,000    576,000      720,000      864,000    1,008,000    1,152,000
2,000,000..............    480,000    640,000      800,000      960,000    1,120,000    1,280,000
2,200,000..............    528,000    704,000      880,000    1,056,000    1,232,000    1,408,000
2,400,000..............    576,000    768,000      960,000    1,152,000    1,344,000    1,536,000
2,600,000..............    624,000    832,000    1,040,000    1,248,000    1,456,000    1,664,000
2,800,000..............    672,000    896,000    1,120,000    1,344,000    1,568,000    1,792,000

     The above illustration is based on retirement at age 65 and selection of a straight life annuity (other annuity options are available, which would reduce the amounts shown above). The amount of the normal retirement benefit under the plan is the product of 1.6% times years of credited participation in the plan times final average pay (highest five of last 10 years of covered compensation). The retirement benefit amount is not offset by the participant's social security benefit. Compensation used in calculating benefits under the plan includes base salary and amounts shown as bonus in the Summary Compensation Table. If actual base salary is below the pre-July 12, 1994 base salary rate, base salary is adjusted to the pre-July 12, 1994 base salary rate. Under the qualified plan, years of participation for persons named in the cash compensation table are as follows: Mr. Greenwald -- 3 years; Mr. Edwardson -- 3 years; Mr. Oran -- 3 years; Mr. Hacker -- 4 years and Mr. Goodwin -- 30 years. The amounts shown do not reflect limitations imposed by the Internal Revenue Code on retirement benefits that may be paid under plans qualified under the Internal Revenue Code. United has agreed to provide under non-qualified plans the portion of the retirement benefits earned under the pension plan that would otherwise be subject to Internal Revenue Code limitations.

     The Employment Agreement entitles Mr. Greenwald to an annual pension equal to the greater of the pension that would accrue under the Company plans with credit for 30 years of service or $500,000 per year. This pension is payable at any time elected by Mr. Greenwald following retirement or termination of employment. Mr. Greenwald's retirement benefit will continue to be paid to his spouse at 67% of his benefit level under a joint survivor annuity. Pursuant to the Employment Agreement, a revocable trust has been funded to provide funding for the additional pension obligation for Mr. Greenwald.

     The Company has agreed to supplement Messrs. Edwardson's and Oran's benefits under the qualified pension plans by granting them credit for additional years of service -- 10 years for Mr. Edwardson, and 20 years for Mr. Oran. In addition, the Company has agreed to waive the service requirement for benefit vesting under the qualified pension plan for Messrs. Edwardson and Oran and to impose no decrement to the pension benefit based on age at retirement for Messrs. Edwardson and Oran.

EMPLOYMENT CONTRACTS AND ARRANGEMENTS

     The Employment Agreement provides that Mr. Greenwald is paid a non-guaranteed target bonus of $725,000 per year if his performance is "consistent with the applicable Board Committee's objectives and directions" and the Company's performance "does not compel" a lesser bonus. In addition, the applicable Board Committee will take into account (i) airline industry trends and (ii) the Company's financial performance (including cumulative profitability since July 12, 1994) in determining the extent of Mr. Greenwald's bonus. The applicable Board Committee also has the discretion to award a bonus in excess of the target amount. The options and restricted stock received by Mr. Greenwald upon commencement of employment pursuant to the Employment Agreement vest on any termination of Mr. Greenwald's employment other than termination by the Company for cause or a voluntary resignation. The options, to the extent vested, will remain outstanding for 10 years, notwithstanding termination of Mr. Greenwald's employment for any reason, including "cause."

     If Mr. Greenwald's employment is terminated by the Company without "cause" or by him for "good reason," a base salary of $725,000 and guaranteed $725,000 bonus would continue for 3 years and certain benefits would continue through the end of the Employment Agreement term, at which time Mr. Greenwald would retire. Generally, the Company will not be entitled to a deduction for Federal income tax purposes with respect to the amounts described above to the extent that such amounts exceed $1 million in any year.

     The Company has agreed that, in the event of a termination of employment of Mr. Edwardson by the Company without cause or by Mr. Edwardson with good reason, the Company shall pay to Mr. Edwardson a lump sum equal to the greater of his base salary and bonus paid in the prior 12-month period and the amounts, if any, payable pursuant to standard severance arrangements, if any, then applicable to senior executive officers of the Company. In the event of a termination without cause within five years after commencement of employment, Mr. Oran is entitled to a cash payment equal to his base salary and annual bonus paid in the prior 12-month period, as well as immediate vesting of any of his initial option grants that would have otherwise vested within 12 months after the date of termination.

                                 PROPOSAL NO. 2

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, at the recommendation of the Audit Committee, has appointed, subject to approval by the stockholders, the firm of Arthur Andersen LLP as independent public accountants, to examine the financial statements of the Company for the year 1998. It is anticipated that a representative of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions at that time. If the stockholders do not approve the appointment of Arthur Andersen LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 1998.

                                 OTHER MATTERS

     The Board of Directors knows of no other proposals to be presented for consideration at the Meeting, but if other matters do properly come before the Meeting, the persons named in the proxy will vote the shares according to their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     An amended Form 5 for 1996 with respect to four transactions was inadvertently filed late in 1997 for Gerald Greenwald. The transactions involved gifts of shares of Common Stock from Mr. Greenwald to his wife and from the Greenwalds to their new grandchild.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Any stockholder proposal submitted for consideration at the Company's 1999 Annual Meeting of Stockholders must be received by November 12, 1998, by the Secretary of the Company, Francesca M. Maher, UAL Corporation, P.O. Box 66919, Chicago, Illinois 60666 and must otherwise comply with rules promulgated by the Securities and Exchange Commission.

                      VOTING RIGHTS AND PROXY INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company at the Annual Meeting of Stockholders called to be held on Thursday, May 7, 1998. The Board of Directors has fixed the close of business on March 9, 1998, as the record date (the "Record Date") for determining the holders of capital stock of the Company who are entitled to notice of and to vote at the Meeting. The following chart identifies the number of shares of each class of voting stock of the Company outstanding as of the Record Date, the number of holders of each such class as of the Record Date entitled to vote at the Meeting, the aggregate and per share votes for shares of each class for all matters on which such shares vote, and the class of directors, if any, with respect to which each class of stock is entitled to vote:

                                        AGGREGATE
                          SHARES         NUMBER                             VOTES PER     VOTING FOR
   TITLE OF CLASS       OUTSTANDING     OF VOTES       HOLDERS OF RECORD      SHARE        DIRECTORS
---------------------   -----------   -------------   --------------------  ---------   ---------------
Common Stock            57,594,396       57,594,396   13,198                     1      Class elects 5
                                                                                        Public
                                                                                        Directors
Class P Voting Stock     4,700,561    32,542,753.55   1 (ESOP Trustee)        6.92            --
Class M Voting Stock     3,864,842    26,136,976.84   1 (ESOP Trustee)        6.76            --
Class S Voting Stock     1,729,706    11,713,420.27   1 (ESOP Trustee)        6.77            --
Class Pilot MEC Stock            1                1   1 (ALPA-MEC)               1      Class elects
                                                                                        1 ALPA Director
Class IAM Stock                  1                1   1 (IAM)                    1      Class elects
                                                                                        1 IAM Director
Class SAM Stock                  3                3   2 (SAM Director and        1      Class elects
                                                      Senior Vice                       1 SAM Director
                                                      President-People)
Class I Stock                    4                4   4 (Independent             1      Class elects
                                                      Directors)                        4 Independent
                                                                                        Directors

     The Voting Preferred Stocks held by a trust established under a tax-qualified employee stock ownership plan (the "Qualified ESOP") that have been allocated to individual participants in the ESOP will be voted by participants, as named fiduciaries under the Employee Retirement Income Security Act of 1974, as amended, on a confidential pass-through basis. The ESOP Trustee generally is obligated to vote as instructed by the participants to whom the Voting Preferred Stock has been allocated, and the outstanding shares command the entire voting power of each class of Voting Preferred Stock. The Class P Voting Stock allocated to former employees who were members of ALPA will be voted by the ESOP Trustee. The ESOP Trustee will (except as may be required by law) vote the unallocated or otherwise unvoted shares in the Qualified ESOP in proportions directed by participants who give instructions to the ESOP Trustee with respect to such shares; each participant who is an employee has the right to give such directions to the ESOP Trustee in the proportion that the participant's allocated shares bears to the allocated shares of all participants giving such directions. Shares held by the ESOP Trustee under a non-qualified employee stock ownership plan (the "Supplemental ESOP") will be voted as instructed by the administrative committee appointed under the Supplemental ESOP. The Supplemental ESOP provides that the administrative committee will consider the views of participants concerning the vote, but is not required to take any particular action in response to those views.

     The holders of Common Stock, the Voting Preferred Stocks, the Class Pilot MEC Stock, the Class IAM Stock and the Class SAM Stock will vote together as a single class on all items of business at the Meeting except the election of directors. The presence in person or by proxy of the holders of a majority of the total voting power of the shares of all such classes outstanding at the Record Date is necessary to constitute a quorum at the Meeting for all items of business other than the election of directors. The Class I Stock does not vote on any matter other than the election of the Independent Directors.

     The presence in person or by proxy of the holders of a majority of the total voting power of the outstanding shares entitled to vote on the election of a particular class of director(s) is necessary to constitute a quorum at the Meeting for the election of director(s) of such class.

     Under the Delaware General Corporation Law and the Charter, (i) the affirmative vote of the holders of the shares of capital stock present in person or represented by proxy at the Meeting representing a plurality of the votes cast on the matter will be required to elect each of the directors to be elected by the applicable class of capital stock, and (ii) the affirmative vote of the holders of the shares of capital stock representing a majority of the votes present in person or represented by proxy at the Meeting and entitled to be cast on the matter will be required to approve the appointment of Arthur Andersen LLP.

     IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS OF THE CLASS, IF ANY, ON WHICH THE SHARES REPRESENTED BY THE PROXY ARE ENTITLED TO VOTE AND FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP. If the enclosed proxy is properly returned by dating, executing, and mailing, or the proxy is voted properly by using the telephone procedures specified, the proxy will be voted at the Meeting in accordance with the instructions indicated by such proxy. The Board of Directors of the Company does not know of any matters, other than as described in this Notice of Annual Meeting and Proxy Statement, that are to come before the Meeting. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the Meeting for action, including without limitation any proposal to adjourn the Meeting or concerning the conduct of the Meeting.

     Abstentions will have the effect of a vote against the ratification of the appointment of Arthur Andersen LLP and any other matters presented for a vote of the stockholders (other than the election of directors). As to abstentions, the shares of capital stock are considered present at the Meeting. The abstentions are not, however, affirmative votes for the matters presented for a vote and, therefore, they will have the same effect as votes against any matter presented for a vote of the stockholders other than the election of directors, as to which they will have no effect. Broker non-votes will have no effect on the outcome of the vote on any of the matters presented for a vote of stockholders at the Meeting and will not be counted for purposes of establishing a quorum.

     If a quorum is not present at the time the Meeting is convened for any particular purpose, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Meeting with a vote of the stockholders then present. The persons named in the enclosed form of proxy may vote any shares of capital stock for which they have voting authority in favor of such an adjournment.

     Any proxy may be revoked by the person giving it at any time before it is voted. The Company has not established any specified formal procedure for revocation. A proxy may be revoked by a later proxy delivered using the telephone voting procedures or by mail to the Secretary of the Company. A proxy may also be revoked by written notice of revocation mailed to the Secretary of the Company. Attendance at the Meeting will not automatically revoke a proxy, but a holder of Common Stock in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

     Special voting rules will apply if you are an ESOP participant holding Voting Preferred Stock through the ESOP Trustee. Telephone, as well as mail, procedures are available with respect to these shares. Please consult the accompanying materials for information concerning the voting of these shares.

                                    GENERAL

     A copy of the Company's summary Annual Report for the year ended December 31, 1997, has been mailed to each stockholder on or about March 12, 1998. The audited financial statements of the Company, along with certain other financial information, are included in the Appendix to this Notice of Meeting and Proxy Statement. Additional copies of the summary Annual Report and this Notice of Annual Meeting and Proxy Statement, including the Appendix, and accompanying proxy may be obtained from Georgeson & Company, Inc., Wall Street Plaza, New York, New York 10005 or from the Secretary of the Company. A COPY OF THE COMPANY'S FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT

CHARGE BY WRITING TO FRANCESCA M. MAHER, SECRETARY, UAL CORPORATION, P.O. BOX 66919, CHICAGO, ILLINOIS 60666.

     Proxies are being solicited by and on behalf of the Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Common Stock and Voting Preferred Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for their reasonable expenses. To assure the presence in person or by proxy of the largest number of stockholders possible, the Company has engaged Georgeson & Co. to solicit proxies on behalf of the Company. The Company has agreed to pay such firm a proxy solicitation fee of $7,500 and to reimburse such firm for its reasonable out-of-pocket expenses.

     STOCKHOLDERS WHO PLAN TO ATTEND THE MEETING MUST DETACH THE ADMISSION CARD ATTACHED TO THE PROXY OR VOTING DIRECTION CARD BEFORE MAILING AND BRING THE ADMISSION CARD TO THE MEETING.

 YOUR VOTE IS IMPORTANT! -- SEE THE ENCLOSED PROXY OR VOTING DIRECTION CARD FOR
                    PROCEDURES TO VOTE BY TELEPHONE OR MAIL.

                                    APPENDIX

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

      CONSOLIDATED FINANCIAL STATEMENTS AND RELATED FINANCIAL INFORMATION

                                     INDEX

                                                              PAGE
                                                              ----
Selected Financial Data and Operating Statistics............   A-2
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   A-3
Quantitative and Qualitative Disclosures About Market
  Risk......................................................  A-12
Report of Independent Public Accountants....................  A-14
Statements of Consolidated Operations.......................  A-15
Statements of Consolidated Financial Position...............  A-16
Statements of Consolidated Cash Flows.......................  A-18
Statements of Consolidated Stockholders' Equity.............  A-19
Notes to Consolidated Financial Statements..................  A-20

                SELECTED FINANCIAL DATA AND OPERATING STATISTICS

                                                       YEAR ENDED DECEMBER 31
                                      --------------------------------------------------------
                                        1997        1996        1995        1994        1993
                                      --------    --------    --------    --------    --------
                                             (IN MILLIONS, EXCEPT PER SHARE AND RATES)
Operating revenues................    $ 17,378    $ 16,362    $ 14,943    $ 13,950    $ 13,325
Earnings (loss) before
  extraordinary item and
  cumulative effect of accounting
  changes.........................         958         600         378          77         (31)
Extraordinary loss on early
  extinguishment of debt, net of
  tax.............................          (9)        (67)        (29)         --         (19)
Cumulative effect of accounting
  changes, net of tax.............          --          --          --         (26)         --
Net earnings (loss)...............         949         533         349          51         (50)
Per share amounts, diluted:
Earnings (loss) before
  extraordinary item and
  cumulative effect of accounting
  changes.........................        9.04        5.85        5.23        0.19       (0.66)
Extraordinary loss on early
  extinguishment of debt..........       (0.09)      (0.79)      (0.41)         --       (0.19)
Cumulative effect of accounting
  changes.........................          --          --          --       (0.34)         --
Net earnings (loss)...............        8.95        5.06        4.82       (0.15)      (0.85)
Total assets at year-end..........      15,803      12,677      11,641      11,764      12,840
Long-term debt and capital lease
  obligations, including current
  portion, and redeemable
  preferred stock.................       4,278       3,385       4,102       4,077       3,735

Revenue passengers................          84          82          79          74          70
Revenue passenger miles...........     121,426     116,697     111,811     108,299     101,258
Available seat miles..............     169,110     162,843     158,569     152,193     150,728
Passenger load factor.............        71.8%       71.7%       70.5%       71.2%       67.2%
Breakeven passenger load factor...        66.0%       66.0%       66.1%       68.2%       65.5%
Passenger revenue per passenger
  mile  (in cents)................        12.6        12.4        11.8        11.3        11.6
Operating revenue per available
  seat mile  (in cents)...........        10.3        10.0         9.4         9.1         8.7
Operating expense per available
  seat mile  (in cents)...........         9.5         9.3         8.9         8.8         8.5
Operating expense per available
  seat mile excluding ESOP
  charges  (in cents).............         8.9         8.9         8.6         8.6          --
Fuel gallons consumed.............       2,964       2,883       2,822       2,697       2,699
Average price per gallon of jet
  fuel  (in cents)................        69.5        72.2        59.5        58.8        63.6

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

This section contains forward-looking statements which are identified with an asterisk(*). Factors that could significantly impact the expected results referenced in the forward-looking statements are listed in the last paragraph of the section, "Outlook for 1998."

     On July 12, 1994, the stockholders of UAL Corporation ("UAL") approved a plan of recapitalization that provides an approximately 55% equity and voting interest in UAL to certain employees of United Air Lines, Inc. ("United") in exchange for wage concessions and work-rule changes. The employees' equity interest is being allocated to individual employee accounts through the year 2000 under Employee Stock Ownership Plans ("ESOPs") which were created as part of the recapitalization. Since the ESOP shares are being allocated over time, the current ownership interest held by employees is substantially less than 55%. The entire ESOP voting interest is currently exercisable, which is voted by the ESOP trustee at the direction of, and on behalf of, the employees participating in the ESOPs.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY --

     UAL's total of cash and cash equivalents and short-term investments was $845 million at December 31, 1997, compared to $697 million at December 31, 1996. Operating activities during the year generated $2.567 billion and the Company's sale of its interest in the Apollo Travel Services Partnership provided $539 million in cash proceeds (see "Sale of Affiliate"). Cash was used primarily to fund net additions to property and equipment and to repurchase common stock.

     Property additions, including aircraft, aircraft spare parts, facilities and ground equipment, amounted to $2.812 billion, while property dispositions resulted in proceeds of $83 million. In 1997, United took delivery of fourteen B777, five B747, two B757, five A320 and four A319 aircraft. Twenty-four of these aircraft were purchased and six were acquired under capital leases. Three of the aircraft purchased during the year were later sold and then leased back. Additionally, United acquired two B767 and one DC10-10 off-lease during 1997.

     Consistent with a plan announced early in the year, the Company made payments of $250 million for the repurchase of 2.9 million shares of common stock. Financing activities also included the early extinguishment of $151 million in principal amount of various debt securities, mandatory repayments of long-term debt totaling $136 million, payments under capital lease obligations of $147 million, deposits of an equivalent $112 million in Japanese yen, German marks and French francs with certain banks in connection with the financing of certain aircraft acquired under capital lease transactions, as well as the issuance of $597 million of enhanced pass through certificates.

     Included in cash and cash equivalents at December 31, 1997 were $111 million of securities held by third parties under securities lending agreements, as well as collateral in the amount of 102% of the value of the securities lent. United is obligated to reacquire the securities from the borrower at the end of the contract.

     As of December 31, 1997, UAL had a working capital deficit of $2.300 billion as compared to $2.321 billion at December 31, 1996. Historically, UAL has operated with a working capital deficit and, as in the past, UAL expects to meet all of its obligations as they become due. In addition, UAL may from time to time repurchase on the open market, in privately negotiated purchases or otherwise, debentures or preferred stock.

     United has available a $750 million revolving credit facility, as well as a separate $227 million short-term borrowing facility, as described in Note 7 "Short-Term Borrowings" in the Notes to Consolidated Financial Statements.

     PRIOR YEARS. Operating activities in 1996 generated cash flows of $2.453 billion. Cash was used primarily to repay long-term debt and to fund net additions to property and equipment. In addition to the early extinguishment of $641 million in principal amount of various debt securities, UAL made mandatory repayments of long-term debt totaling $150 million and payments under capital lease obligations of $112 million during the year. Financing activities also included payments of $324 million for conversions of all of UAL's outstanding
6 3/8% convertible debentures, $84 million for repurchases of UAL's Series B preferred stock and deposits of an equivalent $110 million in Japanese yen with certain banks in connection with the financing of certain capital lease transactions. Property additions amounted to $1.538 billion, while property dispositions resulted in proceeds of $55 million.

     Operating activities in 1995 generated cash flows of $1.624 billion. Cash was used primarily to repay long-term debt, reacquire preferred stock, reduce short-term borrowings and to fund net additions to property and equipment. In addition to the early extinguishment of $750 million in principal amount of various debt securities, UAL made mandatory repayments of long-term debt totaling $102 million. Payments under capital lease obligations amounted to $80 million during the year and short-term borrowings were reduced by $269 million. In addition, UAL spent $131 million to repurchase Series B preferred stock to be held in treasury. Property additions, including the acquisition of 39 previously leased aircraft, amounted to $1.111 billion. Property dispositions resulted in proceeds of $578 million.

CAPITAL COMMITMENTS --

     At December 31, 1997, commitments for the purchase of property and equipment, principally aircraft, approximated $5.6 billion, after deducting advance payments. Of this amount an estimated $2.6 billion is due to be spent in 1998. These amounts do not include a recent order with Airbus Industrie for an additional 10 A319 and 20 A320 aircraft to be delivered through 2001. The aircraft included in this latest order are expected to be used to satisfy growth opportunities, and thus, the Company now expects its passenger fleet to grow by at least 30 aircraft by the year 2002. For further details, see Note 18 "Commitments, Contingent Liabilities and Uncertainties" in the Notes to Consolidated Financial Statements.

CAPITAL RESOURCES --

     Funds necessary to finance aircraft acquisitions are expected to be obtained from internally generated funds, external financing arrangements or other external sources.

     At December 31, 1997, United's senior unsecured debt was rated BB+ by Standard and Poor's ("S & P") and Baa3 by Moody's Investors Service Inc. ("Moody's"). UAL's Series B preferred stock and redeemable preferred securities were rated BB- by S & P and Ba3 by Moody's. In December 1997, S & P affirmed its ratings and revised its outlook to positive from stable on UAL and United.

RESULTS OF OPERATIONS

SUMMARY OF RESULTS --

     UAL's earnings from operations were $1.259 billion in 1997, compared to operating earnings of $1.123 billion in 1996. UAL's net earnings in 1997 were $949 million ($14.83 per share, basic; $8.95 per share, diluted), compared to net earnings of $533 million in 1996 ($7.57 per share, basic; $5.06 per share, diluted).

     These earnings include extraordinary losses of $9 million and $67 million, after tax, on early extinguishment of debt, in 1997 and 1996, respectively. In addition, 1997 includes an after-tax gain on the ATS/Galileo transaction (see "Sale of Affiliate") of $235 million ($3.99 per share, basic and $2.40 per share, diluted). The per share amounts for 1996 include the effects on equity of preferred stock transactions (see Note 4 "Per Share Amounts" in the Notes to Consolidated Financial Statements).

     Management believes that a more complete understanding of UAL's results can be gained by viewing them on a pro forma, "Fully Distributed" basis. This approach considers all ESOP shares which will ultimately be distributed to employees throughout the ESOP period (rather than just the shares committed to be released) to be immediately outstanding and thus fully distributed. Consistent with this method, the ESOP compensation expense is excluded from Fully Distributed net earnings, and ESOP convertible preferred stock dividends are not deducted from earnings attributable to common stockholders. No adjustments are made to Fully Distributed earnings to reflect future salary increases. A comparison of results reported on a Fully Distributed basis to results reported under generally accepted accounting principles (GAAP) is as follows:

                                                      DECEMBER 31, 1997           DECEMBER 31, 1996
                                                   ------------------------    ------------------------
                                                     GAAP          FULLY         GAAP          FULLY
                                                   (DILUTED)    DISTRIBUTED    (DILUTED)    DISTRIBUTED
                                                   ---------    -----------    ---------    -----------
Net Income.....................................     $  949        $1,546        $  533        $  960
                                                    ------        ------        ------        ------
Per Share:
Earnings before preferred stock transactions,
  gains on sales and extraordinary loss........     $ 6.64        $ 9.97        $ 6.42        $ 7.71
Gains on sales of ATS/Galileo, net.............       2.40          1.79         --            --
Preferred stock transactions, net..............      --            --            (0.57)        (0.37)
Extraordinary loss, net........................      (0.09)        (0.07)        (0.79)        (0.51)
                                                    ------        ------        ------        ------
                                                    $ 8.95        $11.69        $ 5.06        $ 6.83
                                                    ======        ======        ======        ======

1997 COMPARED WITH 1996 --

     OPERATING REVENUES. Operating revenues increased $1.016 billion (6%) and United's revenue per available seat mile (unit revenue) increased 2% to 10.25 cents. Passenger revenues increased $877 million (6%) due to a 4% increase in United's revenue passenger miles and a 2% increase in yield to 12.55 cents. Available seat miles across the system were up 4% year over year resulting in a slight increase to system passenger load factor of 0.1 points to 71.8%. The following analysis by market is based on information reported to the U.S. Department of Transportation ("DOT"):

     Latin American revenue passenger miles increased 2%, despite no increase in capacity. Strengthening economies in Latin American countries as well as an improved mix of high-yield passengers helped produce an 8% increase in yield. Atlantic revenue passenger miles increased 20% on 19% higher capacity reflecting increased frequencies and the utilization of larger B777 aircraft. Strong U.S. and European economies provided a positive pricing environment resulting in a 3% increase in Atlantic yield. Pacific revenue passenger miles and yield remained flat despite 3% higher capacity reflecting a weak Japanese economy and a stronger U.S. dollar. Domestic revenue passenger miles increased 3% on 2% higher capacity. Domestic yield increased 1%, despite the fact that the U.S. airline ticket tax was in effect for only four months of 1996 versus ten months of 1997. New legislation, effective October 1, 1997, includes a gradual reduction in the 10% U.S. airline ticket tax to 7.5% by the year 2002, a phasing in of a $3 "head tax" per domestic flight segment over the same period, an increase in round-trip international departure and arrival taxes from $6 to $24 per passenger and a tax on the purchase of frequent flyer miles. The Company expects that the new legislation will increase United's annual tax burden by approximately $80 million, but is unable to determine how much of this increase it will be able to pass on to its customers.

     Cargo revenues increased $119 million (15%) on increases of 24% in freight ton miles and 6% in mail ton miles, as a result of a new dedicated freighter operation utilizing four DC10-30s and the introduction of long-range B777-200B aircraft. A 5% lower freight yield was only partially offset by a 2% higher mail yield for an overall decrease in cargo yield of 4%.

     Other operating revenues increased $20 million (2%) due to increases in frequent flyer program partner related revenues and fuel sales to third parties, partially offset by the loss of ATS revenues resulting from its sale in July 1997 (see "Sale of Affiliate").

     OPERATING EXPENSES. Operating expenses increased $880 million (6%) and United's cost per available seat mile increased 2% from 9.33 to 9.53 cents, including ESOP compensation expense. Without the ESOP compensation expense, United's 1997 cost per available seat mile would have been 8.94 cents, an increase of less than 1% from 1996. ESOP compensation expense increased $302 million (44%), reflecting the increase in the estimated average fair value of ESOP stock committed to be released to employees as a result of UAL's higher common stock price. Salaries and related costs increased $299 million (6%) as a result of increased staffing in certain customer-contact positions, as well as mid-term wage adjustments which took effect July 1, 1997. Commissions increased $42 million (3%) due to increased commissionable revenues, partially offset by the change in the commission structure which United implemented in the third quarter of 1997. United lowered the base commission paid to travel agents from 10% to 8% (up to a maximum of $50) on all tickets purchased in the U.S. and Canada for both domestic and international travel. This action is expected to save approximately $100 million annually in commission costs. Purchased services increased $98 million (8%) due principally to volume-related increases in computer reservations fees, credit card discounts and communication charges. Aircraft maintenance increased $154 million (34%) due to increased purchased maintenance as well as the timing of maintenance cycles. Depreciation and amortization decreased $35 million (5%) despite the acquisition of new aircraft, due to lower depreciation on DC10-10 aircraft which are scheduled for retirement, gains on asset sales of $23 million in 1997 compared to $11 million in 1996, and a $30 million charge in 1996 to reduce the carrying value of aircraft seats being replaced. Aircraft fuel decreased $21 million (1%) despite a 3% increase in consumption, due to a 4% decrease in the price of fuel from 72.2 cents to 69.5 cents a gallon.

     OTHER INCOME AND EXPENSE. Other income (expense) amounted to $265 million in income in 1997 compared to $153 million in expense in 1996. Interest capitalized, primarily on aircraft advance payments, increased $27 million (35%). Interest expense decreased $9 million (3%) due to the prepayment of long-term debt in 1996. Interest income decreased $5 million (9%) due to lower average interest rates. In addition, 1997 included a $275 million gain on the sale of ATS and a $103 million gain on the initial public offering of Galileo stock. 1996 included a $20 million charge for the settlement of litigation related to the travel agency commission cap implemented by the Company in February 1995.

1996 COMPARED WITH 1995 --

     OPERATING REVENUES. Operating revenues increased $1.419 billion (10%). United's revenue per available seat mile increased 7% to 10.02 cents. Passenger revenues increased $1.238 billion (9%) due to a 4% increase in United's revenue passenger miles and a 5% increase in yield to 12.35 cents. The following analysis by market is based on information reported to the DOT:

     Yield increases in the domestic (7%), Atlantic (7%) and Latin American (4%) markets were partially offset by a 4% decrease in Pacific yield. Domestic yield increased as a result of a larger proportion of high yield business traffic and fare levels influenced by the expiration of the Federal passenger excise tax from January through August. A weaker Japanese yen versus the dollar had a significant negative impact on 1996 Pacific yield. Both domestic and international revenue passenger miles increased by 4%. Available seat miles increased 3% for the system, reflecting increases of 4% in the Pacific and Latin American and 3% in domestic markets. Atlantic available seat miles remained unchanged. As a result, system passenger load factor increased 1.2 points to 71.7%.

     Cargo revenues increased $16 million (2%). Freight ton miles increased 6% and mail ton miles increased 5%. A 6% lower freight yield was only partially offset by a 3% higher mail yield for an overall decrease in cargo yield of 3%.

     Other operating revenues increased $165 million (17%) due to increases in frequent flyer program partner related revenues, contract maintenance and fuel sales to third parties.

     OPERATING EXPENSES. Operating expenses increased $1.125 billion (8%). United's cost per available seat mile increased 5% from 8.87 cents to 9.32 cents. ESOP compensation expense increased $181 million (36%), reflecting the increase in the estimated average fair value of ESOP stock committed to be released to employees as a result of UAL's higher common stock price. Aircraft fuel increased $402 million (24%) due to a 2% increase in consumption and a 21% increase in the average price per gallon of fuel from 59.5 cents to 72.2 cents. Without the increases in ESOP compensation expense and aircraft fuel, United's cost per available seat mile would have increased 2%. Salaries and related costs increased $193 million (4%) due principally to increased staffing in certain customer-contact positions. Other expenses increased $166 million (9%) due principally to costs associated with sales to third parties of fuel, contract maintenance and other work. Purchased services increased $125 million (12%) due principally to volume-related increases in computer reservations fees, credit card discounts and communication charges. Aircraft maintenance increased $42 million (10%) due to increased purchased maintenance, as well as the timing of maintenance cycles. Depreciation and amortization increased $95 million (14%) due principally to a $30 million charge to reduce the carrying value of aircraft seats and to a $41 million gain recorded in 1995 on the disposition of certain aircraft. Commissions were flat year over year despite an increase in commissionable revenues due to lower average commission rates. These lower rates were partially attributable to the full year effects of a new travel agent commission plan introduced in 1995. Aircraft rent decreased $57 million (6%) due to the acquisition of 39 aircraft off-lease in the second half of 1995.

     OTHER INCOME AND EXPENSE. Other expense amounted to $153 million in 1996 compared to $208 million in 1995. Interest capitalized, primarily on aircraft advance payments, increased $35 million (83%). Interest expense decreased $104 million (26%) due to the prepayment of long-term debt in 1995 and 1996 and the conversion of convertible debentures in the second quarter of 1996. Interest income decreased $41 million (42%) due to lower investment balances. Equity in earnings of affiliates increased $16 million (33%) due to higher earnings from Galileo International resulting from increased booking revenues. Included in other expense for 1996 is a $20 million charge for the settlement of litigation related to the travel agency commission cap implemented by the Company in 1995.

OTHER INFORMATION

SALE OF AFFILIATE --

     In July 1997, United completed the sale of its interest in the Apollo Travel Services Partnership ("ATS"), a 77% owned affiliate whose accounts were consolidated, to Galileo International, Inc. ("Galileo"), heretofore a 38% owned affiliate accounted for under the equity method, for $539 million in cash. This transaction resulted in a pre-tax gain of approximately $405 million. Of this amount, $275 million was recognized during the third quarter and the balance will be recognized over the next 25 years, the estimated remaining life of the assets acquired by Galileo.

     Galileo raised a portion of the proceeds used to purchase ATS through the completion of an initial public offering of 16,799,700 shares of its common stock, representing 16.0% of its economic interest, at $24.50 per share for net proceeds of approximately $390 million. This transaction resulted in a reduction of the Company's ownership in Galileo from 38% to 32%. In accordance with the Company's policy of recognizing gains or losses on the sale of a subsidiary's stock, based on the difference between the offering price and the Company's carrying amount of such stock, the Company recognized a pre-tax gain of $103 million during the third quarter. Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, the Company also recorded $40 million of deferred taxes related to this gain.

     In connection with the sale, United entered into an additional services agreement under which the Company will provide certain marketing and other services designed to increase the competitiveness of Galileo's business and to generate additional bookings and revenues for Galileo. Under this agreement, United could receive up to $154 million (on a present value basis) in the sixth year following the sale, based on specified improvements in air booking revenues over a five-year period.

     United continues to account for Galileo under the equity method and will continue to purchase computer reservations services under its existing services agreement with Galileo.

LABOR AGREEMENTS AND WAGE ADJUSTMENTS --

     The 1994 recapitalization resulted in new labor agreements for certain employee groups and a new corporate governance structure, which was designed to achieve balance between the various employee-owner groups and public stockholders. The labor agreements and governance structure could inhibit management's ability to alter strategy in a volatile, competitive industry by restricting certain operating and financing activities, including the sale of assets, the issuance of equity securities and the ability to furlough employees.

     Consistent with the various agreements supporting the July 1994 recapitalization, in 1997 employees represented by the Air Line Pilots' Association, International ("ALPA") and the International Association of Machinists and Aerospace Workers ("IAM") ratified mid-term wage adjustments providing for 5% increases in wage rates in July 1997 and 1998. Further, the agreement with ALPA calls for a corresponding 5% increase in both 1997 and 1998 to "book rates" (book rates are used to compute certain other employee benefits), and the agreement with the IAM provided for lump sum payments for all IAM employees and increases in hourly license premium and skill pay for mechanics. These agreements also provide for restoration of wage rates for the two groups in the year 2000 to levels that existed prior to the recapitalization in July 1994, as well as restoration of the Company's contribution to the pilots' defined contribution plan from its current rate of 1% to its pre-ESOP rate of 9% in the year 2000.

     Also during the year, the Company announced the details of the mid-term wage adjustments for United States salaried and management employees. Salaried employees received a 5% increase in July 1997, as well as a lump-sum payment, and will receive an additional 5% increase in July 1998. Management employees received a 4% increase in July 1997, and will receive an additional 4% increase in July 1998. Also, management employees not participating in the Company's Incentive Compensation Plan will participate in a three-year profit-sharing plan that could pay an additional amount in 1999 and 2000, if the Company meets specific pre-tax earnings objectives in 1998 and 1999, respectively. These employees already received the maximum annual profit sharing payout, 3.75% of annual wages, in February 1998, based on 1997's financial performance.

     On October 1, 1997, the Association of Flight Attendants ("AFA") ratified a new contract which will remain in effect through March 1, 2006. Included in the contract was a lump sum payment of 7% in December 1997 and future lump sum payments of 4% in December 1998 and 1999 and 5% in 2001, 2003 and 2005; as well as minimum 2% wage increases in 2000, 2002 and 2004. Additionally, the contract includes a series of arbitrations beginning in 2001 which can award additional compensation increases, subject to meeting Vision 2000 goals as discussed below. The agreement also provides for benefits and work rule changes and a number of service quality and productivity enhancements designed to help the Company achieve its customer satisfaction objectives.

     The wage, benefit and work-rule adjustments outlined above are consistent with the Company's objective, known as Vision 2000, to put employee compensation on a competitive level with peer group compensation at the conclusion of the agreements outlined above. The ultimate cost to the Company of Vision 2000, particularly given that peer group compensation is subject to change between now and the conclusion of the agreements, is not determinable. However, as a result of these changes, the Company expects that its annual salaries and related costs will increase at a faster rate than its major competitors from now through the year 2000.

FOREIGN OPERATIONS --

     United generates revenues and incurs expenses in numerous foreign currencies. These expenses include aircraft leases, commissions, catering, personnel costs, reservation and ticket office services, customer service expenses and aircraft maintenance. Changes in foreign currency exchange rates impact operating income through changes in foreign currency-denominated operating revenues and expenses. Despite the adverse (favorable) effects a strengthening (weakening) foreign currency may have on U.S. originating traffic, a strengthening (weakening) of foreign currencies tends to increase (decrease) reported revenue and operating income because United's foreign currency-denominated operating revenue generally exceeds its foreign currency-denominated operating expense for each currency.

     By carrying passengers and cargo in both directions between the U.S. and almost every major economic region in the world and by selling its services in each local country, United attempts to mitigate its exposure to fluctuations in any single foreign currency. The Company's biggest net exposures are typically for Japanese yen, Hong Kong dollars and Australian dollars. During 1997, yen-denominated operating revenue net of yen-denominated operating expense was approximately 62 billion yen (approximately $541 million), Hong Kong dollar-denominated operating revenue net of Hong Kong dollar-denominated operating expense was approxi-mately 1,692 million Hong Kong dollars (approximately $219 million) and Australian dollar-denominated operating revenue net of Australian dollar-denominated operating expense was approximately 218 million Australian dollars (approximately $161 million). United hedges some of the risk of exchange rate volatility on its anticipated future net yen and net Hong Kong dollar cash flows by purchasing put options for each respective currency. To reduce some of the costs of this hedging program, the Company also sells call options in each currency from time to time. United attempts to reduce its exposure to transaction gains and losses by converting excess local currencies generated to U.S. dollars and by entering into currency forward or exchange contracts. The total notional amount of outstanding currency options and forward exchange contracts, and their respective fair market values as of December 31, 1997, are summarized in Quantitative and Qualitative Disclosures About Market Risk on page A-12.

     United's foreign operations involve insignificant amounts of physical assets; however, there are sizable intangible assets related to acquisitions of foreign route authorities. Operating authorities in international markets are governed by bilateral aviation agreements between the United States and foreign countries. Changes in U.S. or foreign government aviation policies can lead to the alteration or termination of existing air service agreements that could adversely impact the value of United's international route authority. Significant changes in such policies could also have a material impact on UAL's operating revenues and results of operations.

     In January 1998, the governments of Japan and the United States announced details of a new four-year aviation agreement which liberalizes the aviation market between the U.S. and Japan. Under the accord, United has been designated an "incumbent carrier" and as such, will be permitted to offer service between any points in the U.S. and any points in Japan and will also be entitled to fly beyond Japan to other points in Asia without restriction. Further, United will be able to code-share flights with Japanese, third country or other U.S. airlines if it chooses. While these rights give more flexibility to the Company than it had under the previous U.S.-Japan aviation agreement, many of United's competitors also received benefits in the form of greater access to the U.S.-Japan market. Further, access to Tokyo's Narita airport is constrained by current capacity limitations on takeoff and landing slots. Thus, while supportive of the new agreement, the Company is unable to predict what overall effect, if any, the new agreement will have on its future financial results as long as the current capacity limitations at Narita are in existence. However, upon completion of a second runway at Narita, the Company expects the current capacity limitations to be relaxed and believes it will be able to realize significant financial benefits as a result of the flexibility received under the new U.S.-Japan aviation agreement.*

DEFERRED TAX ASSETS --

     UAL's consolidated balance sheet at December 31, 1997 includes a net deferred tax asset of $165 million, compared to $359 million at December 31, 1996. The net deferred tax asset is composed of approximately $2.257 billion of deferred tax assets and $2.092 billion of deferred tax liabilities. The deferred tax assets include, among other things, $918 million related to obligations for postretirement and other employee benefits, $398 million related to gains on sales and leasebacks, $382 million related to rent expense and $137 million related to alternative minimum tax ("AMT") credit carryforwards. Management believes it is more likely than not that future taxable income will be sufficient to utilize the deferred tax assets at December 31, 1997.*

AIRPORT RENTS AND LANDING FEES --

     United is charged facility rental and landing fees at virtually every airport at which it operates. In recent years, many airports have increased or sought to increase rates charged to airlines as a means of compensating for increasing demands upon airport revenues. Airlines have challenged certain of these increases through litigation and in some cases have not been successful. The Federal Aviation Administration ("FAA") and the DOT have instituted an administrative hearing process to judge whether rate increases are legal and valid. However, to the extent the limitations on such charges are relaxed or the ability of airlines to challenge such charges is restricted, the rates charged by airports may increase substantially. Management cannot predict the magnitude of any such increase.

YEAR 2000 COMPLIANCE --

     Over the next two years, most large companies will face a potentially serious business problem because many software applications and computer equipment developed in the past may not properly recognize calendar dates beginning in the year 2000. This problem could cause computers to either shut down or provide incorrect data. United began taking measures to address this problem in late 1995 and has created a Year 2000 Project office, headed by a senior officer of the Company, to manage and coordinate the Company's efforts to identify and fix critical date-sensitive systems. The scope of the Company's efforts is divided into two major phases, review of internally used software as well as review of other potential operational impacts and relationships with key business partners. The status of the Company's efforts in each of these areas is as follows:

     The Company has completed its assessment of over 40,000 mainframe-based and network-based programs used internally in connection with key business applications, and has estimated that it will cost approximately $15 million to modify these programs to make them Year 2000 compliant. Through December 31, 1997, $4 million has been spent and recognized as expense in the Company's results of operations. The Company's plan is to have all applications not compliant as of December 31, 1997 modified and tested by December 31, 1998.

     United has not yet completed its assessment of the impact of Year 2000 on operational systems such as aircraft avionics, flight simulators and airport operations as well as relationships with key business partners, including the FAA, other governmental agencies and suppliers. This assessment involves a five stage process: Identification, Assessment of Impacts, Development of Remediation Approach, Prioritization of Efforts, and Testing and Implementation of Remediation Approach. The Company will carry out this task through a company-wide effort, assisted by consultants, to address internal issues, and jointly with industry trade groups, to address issues related to key business partners which are common to other air carriers. The Company has not completed the development of the remediation approach for all affected areas. As a result, the Company cannot estimate what the total cost will be to implement remediation efforts for all critical operational systems but it is possible that such costs will be material. The Company expects to complete the assessment and development stages of this plan by September 1998, at which time it expects to be able to make a reasonable cost estimate. Implementation of all remediation efforts is scheduled to be completed by March 31, 1999.

     The Company has started an ongoing program to review the status of key supplier Year 2000 compliance efforts. While the Company believes it is taking all appropriate steps to assure Year 2000 compliance, it is dependent on key business partner compliance to some extent. The Year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way. Consequently, no assurance can be given that Year 2000 compliance can be achieved without costs that might affect future financial results or cause reported financial information not to be necessarily indicative of future operating results or future financial condition.

ENVIRONMENTAL AND LEGAL CONTINGENCIES --

     United has been named as a Potentially Responsible Party at certain Environmental Protection Agency ("EPA") cleanup sites which have been designated as Superfund Sites. United's alleged proportionate contributions at the sites are minimal; however, at sites where the EPA has commenced litigation, potential liability is joint and several. Additionally, United has participated and is participating in remediation actions at certain other sites, primarily airports. The estimated cost of these actions is accrued when it is determined that it is probable that United is liable. Such accruals have not been material. Environmental regulations and remediation processes are subject to future change, and determining the actual cost of remediation will require further investigation and remediation experience. Therefore, the ultimate cost cannot be determined at this time. However, while such cost may vary from United's current estimate, United believes the difference between its accrued reserve and the ultimate liability will not be material.*

     UAL has certain other contingencies resulting from this and other litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the views of legal counsel, the nature of such contingencies and prior experience, that the ultimate disposition of these contingencies is not likely to materially affect UAL's financial condition, operating results or liquidity.*

NEW ACCOUNTING PRONOUNCEMENTS --

     The Financial Accounting Standards Board ("FASB") has issued SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for displaying comprehensive income and its components in a full set of general purpose financial statements; SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for reporting information about operating segments in financial statements; and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which revises disclosure requirements for pension and other postretirement benefit plans. Each of these statements are effective for fiscal years beginning after December 15, 1997, and are not expected to have a material impact on the Company's financial position or results of operations.

OUTLOOK FOR 1998 --

     The recent economic downturn in Asia, where currency devaluations and debt crises have negatively affected growth through most of the region and pushed some countries into recession, has caused a fall-off in Pacific revenue passenger miles through the first two months of the year. As a result, the Company expects full-year system revenues to be lower than originally planned when it released 1998 revenue and cost guidance last December. In keeping with the Company's contingency planning, United is taking steps to respond to and offset the effects on profits from the weakness of the Asian market. These measures include the re-allocation of capacity and the revision of discretionary spending plans. Furthermore, some costs, such as fuel, are expected to be below earlier estimates, resulting in lower than previously anticipated full-year expenses.

     All factors considered, the Company anticipates continued strong performance in 1998. Real Gross Domestic Product in the U.S. is assumed to continue to grow moderately at a rate of about 2.5% and the system capacity of U.S. airlines is expected to grow at around 3% in 1998, approximately the same as its 1997 growth rate. United's available seat miles are expected to increase 2.5%, with 3.5% growth domestically and 1.5% growth internationally. Revenue per available seat mile is forecast to be up approximately 1%. Costs per available seat mile excluding ESOP charges are expected to increase approximately 1%.

     For the first quarter, United expects total system revenue per available seat mile to decrease by 3.5% versus the same period last year, on 2.5% higher capacity. Costs per available seat mile excluding ESOP charges are expected to decrease approximately 3% over the first quarter of 1997. The Company's outlook is consistent with the current First Call consensus earnings estimate of $1.55 per fully distributed share for the first quarter.

     The information included in the above outlook section, as well as certain statements made throughout the Management's Discussion and Analysis of Financial Condition and Results of Operations that are identified by an asterisk(*), is forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results. It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy. Some factors that could significantly impact expected capacity, unit revenues, fully distributed unit costs and fully distributed earnings per share include the airline pricing environment, industry capacity decisions, willingness of customers to travel, the success of the Company's cost control efforts, fuel cost, costs of safety and security measures, actions of the U.S., foreign and local governments, the effect of the U.S. excise tax on travel, foreign currency exchange rate fluctuations, the Asian economic environment and travel patterns, the economic environment of the airline industry, the general economic environment and other factors discussed herein. With respect to the forward-looking statement set forth in the "Environmental and Legal Contingencies" section, some of the factors that could affect the ultimate disposition of these contingencies are changes in applicable laws, the development of facts in individual cases, settlement opportunities and the actions of plaintiffs, judges and juries.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     INTEREST RATE RISK -- United's exposure to market risk associated with changes in interest rates relates primarily to its debt obligations and short-term investments. United does not use derivative financial instruments in its investments portfolio. United's policy is to manage interest rate risk through a combination of fixed and floating rate debt and entering into swap agreements, depending upon market conditions. A portion of the borrowings are denominated in foreign currencies which exposes the Company to risks associated with changes in foreign exchange rates. In addition, the Company has placed foreign currency deposits (primarily for Japanese yen, French francs and German marks) to meet foreign currency lease obligations designated in the respective currencies. The unrealized mark-to-market gains or losses on the foreign currency obligations are offset by the losses or gains on the foreign currency deposits.

                                                   EXPECTED MATURITY DATES
                             --------------------------------------------------------------------
                                                                                            FAIR
                             1998    1999    2000    2001    2002    THEREAFTER   TOTAL    VALUE
                             -----   -----   -----   -----   -----   ----------   ------   ------
                                                        (IN MILLIONS)
ASSETS
Cash equivalents
  Fixed rate...............  $ 295   $--     $--     $--     $--       $--        $  295   $  295
     Avg. interest rate....   6.00%   --      --      --      --        --          6.00%
Short term investments
  Fixed rate...............  $ 460   $--     $--     $--     $--       $--        $  460   $  460
     Avg. interest rate....   5.87%   --      --      --      --        --          5.87%
  Variable rate............  $  90   $--     $--     $--     $--       $--        $   90   $   90
     Avg. interest rate....   5.90%   --      --      --      --        --          5.90%
Foreign currency deposits
  Fixed rate -- yen
     deposits..............  $--     $--     $--     $--     $--       $  254     $  254   $  281
     Avg. interest rate....   --      --      --      --      --         3.23%      3.23%
  Fixed rate -- FF
     deposits..............  $--     $--     $--     $--     $--       $    4     $    4   $    4
     Avg. interest rate....   --      --      --      --      --         5.82%      5.82%
  Fixed rate -- DM
     deposits..............  $   2   $   2   $   2   $   2   $   2     $   50     $   60   $   60
     Avg. interest rate....   6.86%   6.86%   6.86%   6.86%   6.86%      6.86%      6.86%
LONG TERM DEBT
U.S. Dollar denominated
  Fixed rate debt..........  $  22   $  24   $  25   $  27   $  30     $1,373     $1,501   $1,725
     Avg interest rate.....   8.54%   8.54%   8.49%   8.45%   8.45%      8.92%      8.88%
  Variable rate debt.......  $ 190   $  19   $  19   $  19   $ 534     $   32     $  813   $  813
     Avg interest rate.....   6.42%   6.19%   6.19%   6.20%   6.15%      6.64%      6.23%
Japanese Yen denominated
  Fixed rate debt..........  $   8   $   9   $   9   $--     $--       $--        $   26   $   27
     Avg interest rate.....   7.90%   7.90%   7.90%   --      --        --          7.90%

     FOREIGN CURRENCY RISK -- United has established a foreign currency hedging program using currency forwards and currency options (purchasing put options or selling call options) to hedge exposure to the Japanese yen and Hong Kong dollar. The goal of the hedging program is to effectively manage risk associated with fluctuations in the value of the foreign currency, thereby making financial results more stable and predictable. United does not use currency forwards or currency options for trading purposes.

                                                              NOTIONAL         AVERAGE         ESTIMATED
                                                               AMOUNT       CONTRACT RATE      FAIR VALUE
                                                             ----------    ---------------    ------------
                                                             (IN MILLIONS, EXCEPT AVERAGE CONTRACT RATES)
Forward exchange contracts
  Japanese Yen...........................................       $122             97.53            $(29)
Currency options
  Japanese Yen -- Put options............................       $200            120.35            $ 14
               -- Call options...........................       $132            112.42            $ (1)
  Hong Kong Dollar -- Put options........................       $ 44              8.11            $--
                   -- Call options.......................       $ 46              7.88            $ (1)

     PRICE RISK (AIRCRAFT FUEL) -- At December 31, 1997, the Company had contracted to purchase approximately 6% of the Company's 1998 fuel requirements at an average fixed price of $0.52 per gallon. To hedge a portion of the remaining risk associated with changes in the price of aircraft fuel, United has entered into certain fuel option contracts. The option contracts, which involve either purchasing call options and simultaneously selling put options (collar strategy) or purchasing call options, are designed to provide protection against sharp increases in the price of aircraft fuel. In addition, to a limited extent United trades short-term heating oil futures and option contracts, which are immaterial.

                                                              NOTIONAL         AVERAGE         ESTIMATED
                                                               AMOUNT       CONTRACT RATE      FAIR VALUE
                                                             ----------    ---------------    ------------
                                                             (IN MILLIONS, EXCEPT AVERAGE CONTRACT RATES)
Purchased call contracts -- Crude oil....................       $458         $19.95/bbl           $ 10
                          -- Heating oil.................       $206          $0.54/gal           $  3
Sold put contracts -- Crude oil..........................       $403         $19.24/bbl           $(28)
                    -- Heating oil.......................       $200          $0.53/gal           $(13)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and
Board of Directors of UAL Corporation:

     We have audited the accompanying statements of consolidated financial position of UAL Corporation (a Delaware corporation) and subsidiary companies as of December 31, 1997 and 1996, and the related statements of consolidated operations, consolidated cash flows and consolidated stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UAL Corporation and subsidiary companies as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                      /s/ ARTHUR ANDERSEN LLP
                                      ARTHUR ANDERSEN LLP

Chicago, Illinois
February 26, 1998

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                        (IN MILLIONS, EXCEPT PER SHARE)

                                                                   YEAR ENDED DECEMBER 31
                                                                -----------------------------
                                                                 1997       1996       1995
                                                                -------    -------    -------
Operating revenues:
  Passenger.................................................    $15,342    $14,465    $13,227
  Cargo.....................................................        892        773        757
  Other operating revenues..................................      1,144      1,124        959
                                                                -------    -------    -------
                                                                 17,378     16,362     14,943
                                                                -------    -------    -------
Operating expenses:
  Salaries and related costs................................      5,018      4,719      4,526
  ESOP compensation expense.................................        987        685        504
  Aircraft fuel.............................................      2,061      2,082      1,680
  Commissions...............................................      1,508      1,466      1,471
  Purchased services........................................      1,285      1,187      1,062
  Aircraft rent.............................................        942        952      1,009
  Landing fees and other rent...............................        863        846        803
  Depreciation and amortization.............................        724        759        664
  Aircraft maintenance......................................        603        449        407
  Other operating expenses..................................      2,128      2,094      1,928
                                                                -------    -------    -------
                                                                 16,119     15,239     14,054
                                                                -------    -------    -------
Earnings from operations....................................      1,259      1,123        889
                                                                -------    -------    -------
Other income (expense):
  Interest expense..........................................       (286)      (295)      (399)
  Interest capitalized......................................        104         77         42
  Interest income...........................................         52         57         98
  Equity in earnings of affiliates..........................         66         64         48
  Gain on sale of partnership interest......................        275      --         --
  Gain on sale of affiliate's stock.........................        103      --         --
  Miscellaneous, net........................................        (49)       (56)       (57)
                                                                -------    -------    -------
                                                                    265       (153)      (268)
                                                                -------    -------    -------
Earnings before income taxes, distributions on preferred
  securities and extraordinary item.........................      1,524        970        621
Provision for income taxes..................................        561        370        243
                                                                -------    -------    -------
Earnings before distributions on preferred securities and
  extraordinary item........................................        963        600        378
Distributions on preferred securities, net..................         (5)     --         --
Extraordinary loss on early extinguishment of debt, net.....         (9)       (67)       (29)
                                                                -------    -------    -------
Net earnings                                                    $   949    $   533    $   349
                                                                =======    =======    =======
Per share, basic:
  Earnings before extraordinary item........................    $ 14.98    $  8.76    $  6.98
  Extraordinary loss on early extinguishment of debt, net...      (0.15)     (1.19)     (0.59)
                                                                -------    -------    -------
  Net earnings..............................................    $ 14.83    $  7.57    $  6.39
                                                                =======    =======    =======
Per share, diluted:
  Earnings before extraordinary item........................    $  9.04    $  5.85    $  5.23
  Extraordinary loss on early extinguishment of debt, net...      (0.09)     (0.79)     (0.41)
                                                                -------    -------    -------
  Net earnings..............................................    $  8.95    $  5.06    $  4.82
                                                                =======    =======    =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                 STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

                                 (IN MILLIONS)

                                                                   DECEMBER 31
                                                                ------------------
                                                                 1997       1996
                                                                -------    -------
Assets
Current assets:
  Cash and cash equivalents.................................    $   295    $   229
  Short-term investments....................................        550        468
  Receivables, less allowance for doubtful accounts (1997 --
     $15; 1996 -- $24)......................................      1,051        962
  Aircraft fuel, spare parts and supplies, less obsolescence
     allowance (1997 -- $29; 1996 -- $31)...................        355        369
  Deferred income taxes.....................................        244        227
  Prepaid expenses and other................................        453        427
                                                                -------    -------
                                                                  2,948      2,682
                                                                -------    -------
Operating property and equipment:
  Owned --
     Flight equipment.......................................     10,382      8,393
     Advances on flight equipment...........................        972        943
     Other property and equipment...........................      2,842      2,989
                                                                -------    -------
                                                                 14,196     12,325
     Less -- Accumulated depreciation and amortization......      5,116      5,380
                                                                -------    -------
                                                                  9,080      6,945
                                                                -------    -------
Capital leases --
  Flight equipment..........................................      2,221      1,775
  Other property and equipment..............................         98        106
                                                                -------    -------
                                                                  2,319      1,881
  Less -- Accumulated amortization..........................        625        583
                                                                -------    -------
                                                                  1,694      1,298
                                                                -------    -------
                                                                 10,774      8,243
                                                                -------    -------
Other assets:
  Investments in affiliates.................................        223        103
  Intangibles, less accumulated amortization (1997 -- $374;
     1996 -- $353)..........................................        703        524
  Deferred income taxes.....................................      --           132
  Aircraft lease deposits...................................        318        168
  Other.....................................................        837        825
                                                                -------    -------
                                                                  2,081      1,752
                                                                -------    -------
                                                                $15,803    $12,677
                                                                =======    =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                 STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

                                 (IN MILLIONS)

                                                                 DECEMBER 31
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
Liabilities and Stockholders' Equity
Current liabilities:
  Long-term debt maturing within one year...................  $   235   $   165
  Current obligations under capital leases..................      171       132
  Advance ticket sales......................................    1,267     1,189
  Accounts payable..........................................    1,030       994
  Accrued salaries, wages and benefits......................      869       906
  Accrued aircraft rent.....................................      830       800
  Other accrued liabilities.................................      846       817
                                                              -------   -------
                                                                5,248     5,003
                                                              -------   -------
Long-term debt..............................................    2,092     1,661
                                                              -------   -------
Long-term obligations under capital leases..................    1,679     1,325
                                                              -------   -------
Other liabilities and deferred credits:
  Deferred pension liability................................      364       178
  Postretirement benefit liability..........................    1,361     1,290
  Deferred gains............................................    1,210     1,151
  Accrued aircraft rent.....................................      368       328
  Deferred income taxes.....................................       79     --
  Other.....................................................      450       448
                                                              -------   -------
                                                                3,832     3,395
                                                              -------   -------
Company-obligated mandatorily redeemable preferred
  securities of a subsidiary trust..........................      101       102
                                                              -------   -------
Minority interest...........................................    --           31
                                                              -------   -------
Preferred stock committed to Supplemental ESOP..............      514       165
                                                              -------   -------
Stockholders' equity:
  Serial preferred stock (Note 11)..........................    --        --
  ESOP preferred stock (Note 12)............................    --        --
  Common stock at par, $0.01 par value; authorized
     200,000,000 shares; issued 61,288,039 shares at
     December 31, 1997 and 59,519,096 shares at December 31,
     1996...................................................        1         1
  Additional capital invested...............................    2,876     2,160
  Retained earnings (deficit)...............................      309      (566)
  Unearned ESOP preferred stock.............................     (177)     (202)
  Stock held in treasury, at cost --
     Preferred, 10,149,129 depositary shares at December 31,
      1997 and 1996 (Note 11)...............................     (302)     (302)
     Common, 3,967,553 shares at December 31, 1997 and
      701,616 shares at December 31, 1996...................     (361)      (83)
  Other.....................................................       (9)      (13)
                                                              -------   -------
                                                                2,337       995
                                                              -------   -------
Commitments and contingent liabilities (Note 18)

                                                              $15,803   $12,677
                                                              =======   =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                 (IN MILLIONS)

                                                                   YEAR ENDED DECEMBER 31
                                                                -----------------------------
                                                                 1997       1996       1995
                                                                -------    -------    -------
Cash and cash equivalents at beginning of year..............    $   229    $   194    $   500
                                                                -------    -------    -------
Cash flows from operating activities:
  Net earnings..............................................        949        533        349
  Adjustments to reconcile to net cash provided by operating activities --
     ESOP compensation expense..............................        987        685        504
     Extraordinary loss on debt extinguishment, net of
       tax..................................................          9         67         29
     Gain on sale of partnership interest...................       (275)     --         --
     Gain on sale of affiliate's stock......................       (103)     --         --
     Pension funding less than (greater than) expense.......         43       (279)      (275)
     Deferred postretirement benefit expense................        139        130        125
     Depreciation and amortization..........................        724        759        664
     Provision for deferred income taxes....................        194         69        214
     Undistributed earnings of affiliates...................        (16)       (49)       (38)
     Increase in receivables................................       (222)       (10)       (62)
     Increase in other current assets.......................      --          (105)      (109)
     Increase in advance ticket sales.......................         78         89         80
     Increase (decrease) in accrued income taxes............         20         84        (52)
     Increase in accounts payable and accrued liabilities...         16        294         79
     Amortization of deferred gains.........................        (64)       (63)       (79)
     Other, net.............................................         88        249        195
                                                                -------    -------    -------
                                                                  2,567      2,453      1,624
                                                                -------    -------    -------
Cash flows from investing activities:
     Additions to property and equipment....................     (2,812)    (1,538)    (1,111)
     Proceeds on disposition of property and equipment......         83         55        578
     Proceeds on disposition of partnership interest........        539      --         --
     Decrease (increase) in short-term investments..........        (82)       482         83
     Other, net.............................................        (29)        18        (28)
                                                                -------    -------    -------
                                                                 (2,301)      (983)      (478)
                                                                -------    -------    -------
Cash flows from financing activities:
     Reacquisition of preferred stock.......................      --           (84)      (131)
     Repurchase of common stock.............................       (250)     --         --
     Proceeds from issuance of long-term debt...............        597      --         --
     Repayment of long-term debt............................       (301)      (791)      (852)
     Principal payments under capital leases................       (147)      (112)       (80)
     Conversion of subordinated debentures..................      --          (324)     --
     Decrease in short-term borrowings......................      --         --          (269)
     Aircraft lease deposits................................       (112)      (110)       (77)
     Cash dividends.........................................        (10)       (22)       (49)
     Other, net.............................................         23          8          6
                                                                -------    -------    -------
                                                                   (200)    (1,435)    (1,452)
                                                                -------    -------    -------
Increase (decrease) in cash and cash equivalents during the
  year......................................................         66         35       (306)
                                                                -------    -------    -------
Cash and cash equivalents at end of year....................    $   295    $   229    $   194
                                                                =======    =======    =======

          See accompanying notes to consolidated financial statements.

                    UAL CORPORATION AND SUBSIDIARY COMPANIES

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY

                        (IN MILLIONS, EXCEPT PER SHARE)

                                                                                            UNEARNED
                                                                   ADDITIONAL   RETAINED      ESOP
                                              PREFERRED   COMMON    CAPITAL     EARNINGS    PREFERRED   TREASURY
                                                STOCK     STOCK     INVESTED    (DEFICIT)     STOCK      STOCK     OTHER   TOTAL
                                              ---------   ------   ----------   ---------   ---------   --------   -----   ------
Balance at December 31, 1994................   $--        $--        $1,287      $(1,335)     $ (83)     $(161)    $(24)   $ (316)
                                               ------     -----      ------      -------      -----      -----     ----    ------
Year ended December 31, 1995:
  Net earnings..............................    --         --         --             349         --       --        --        349
  Cash dividends on preferred stock ($6.25
    per Series A; $1.44 per Series B).......    --         --         --             (40)        --       --        --        (40)
  Exchange of Series A debentures...........    --         --          (546)       --            --       --        --       (546)
  Issuance and amortization of ESOP
    preferred stock.........................    --         --           604        --          (100)      --        --        504
  Reacquisition of Series B preferred
    stock...................................    --         --         --           --            --       (131)     --       (131)
  ESOP dividend ($8.89 per share)...........    --         --             5          (13)         8       --        --         --
  Preferred stock committed to
    Supplemental ESOP.......................    --         --           (59)       --            --       --        --        (59)
  Pension liability adjustment..............    --         --         --           --            --       --        (60)      (60)
  Other.....................................    --         --            62        --            --         10      (12)       60
                                               ------     -----      ------      -------      -----      -----     ----    ------
Balance at December 31, 1995................    --         --         1,353       (1,039)      (175)      (282)     (96)     (239)
                                               ------     -----      ------      -------      -----      -----     ----    ------
Year ended December 31, 1996:
  Net earnings..............................    --         --         --             533         --       --        --        533
  Cash dividends on preferred stock ($1.44
    per Series B)...........................    --         --         --             (20)        --       --        --        (20)
  Conversion of Series A debentures.........    --         --           217        --            --       --        --        217
  Exchange of Series B preferred stock......    --         --          (102)       --            --       --        --       (102)
  Issuance and amortization of ESOP
    preferred stock.........................    --         --           735        --           (50)      --        --        685
  Reacquisition of Series B preferred
    stock...................................    --         --         --           --            --        (84)     --        (84)
  ESOP dividend ($8.89 per share)...........    --         --            17          (40)        23       --        --         --
  Preferred stock committed to
    Supplemental ESOP.......................    --         --          (106)       --            --       --        --       (106)
  Pension liability adjustment..............    --         --         --           --            --       --         76        76
  Other.....................................    --            1          46        --            --        (19)       7        35
                                               ------     -----      ------      -------      -----      -----     ----    ------
Balance at December 31, 1996................    --            1       2,160         (566)      (202)      (385)     (13)      995
                                               ------     -----      ------      -------      -----      -----     ----    ------
Year ended December 31, 1997:
  Net earnings..............................    --         --         --             949         --       --        --        949
  Cash dividends on preferred stock ($1.44
    per Series B)...........................    --         --         --             (10)        --       --        --        (10)
  Common stock repurchases..................    --         --         --           --            --       (250)     --       (250)
  Issuance and amortization of ESOP
    preferred stock.........................    --         --           993        --            (6)      --        --        987
  ESOP dividend ($8.89 per share)...........    --         --            36          (67)        31       --        --         --
  Preferred stock committed to
    Supplemental ESOP.......................    --         --          (349)       --            --       --        --       (349)
  Other.....................................    --         --            36            3         --        (28)       4        15
                                               ------     -----      ------      -------      -----      -----     ----    ------
Balance at December 31, 1997................   $--        $   1      $2,876      $   309      $(177)     $(663)    $ (9)   $2,337
                                               ======     =====      ======      =======      =====      =====     ====    ======

          See accompanying notes to consolidated financial statements.

                                UAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) BASIS OF PRESENTATION -- UAL Corporation ("UAL") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). The consolidated financial statements include the accounts of UAL and all of its majority-owned affiliates (collectively "the Company"). All significant intercompany transactions are eliminated. Investments in affiliates are carried on the equity basis. Certain prior-year financial statement items have been reclassified to conform to the current year's presentation.

     (B) USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (C) AIRLINE REVENUES -- Passenger fares and cargo revenues are recorded as operating revenues when the transportation is furnished. The value of unused passenger tickets is included in current liabilities.

     (D) CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS -- Cash in excess of operating requirements is invested in short-term, highly liquid, income-producing investments. Investments with a maturity of three months or less on their acquisition date are classified as cash and cash equivalents. Other investments are classified as short-term investments.

     From time to time, United lends certain of its securities classified as cash and cash equivalents and short-term investments to third parties. United requires collateral in an amount exceeding the value of the securities and is obligated to reacquire the securities at the end of the contract. United accounts for these transactions as secured lendings rather than sales, and so does not remove the securities from the balance sheet.

     At December 31, 1997 and 1996, $440 million and $418 million, respectively, of investments in debt securities included in cash and cash equivalents and short-term investments were classified as available-for-sale, and $287 million and $232 million, respectively, were classified as held-to-maturity. Investments in debt securities classified as available-for-sale are stated at fair value based on the quoted market prices for the securities, which does not differ significantly from their cost basis. Investments classified as held-to-maturity are stated at cost which approximates market due to their short-term maturities. The proceeds from sales of available-for-sale securities are included in interest income for each respective year.

     (E) DERIVATIVE FINANCIAL INSTRUMENTS --

     FOREIGN CURRENCY -- From time to time, United enters into Japanese yen forward exchange contracts to minimize gains and losses on the revaluation of short-term yen-denominated liabilities. The yen forwards typically have a 30-day maturity and are marked to fair value at the end of each accounting period. The unrealized mark-to-market gains and losses generally offset the losses and gains recorded on the liabilities.

     United has also entered into forwards and swaps to reduce exposure to currency fluctuations on yen-denominated capital lease obligations. The forwards' and swaps' cash flows mirror those of the capital leases. The premiums on the forwards and swaps, as measured at inception, are being amortized over their respective lives as components of interest expense. Any gains or losses realized upon early termination of these forwards and swaps are deferred and recognized in income over the remaining life of the underlying exposure.

     Finally, the Company hedges some of the risks of exchange rate volatility on its anticipated future net yen and net Hong Kong dollar cash flows by purchasing put options for each respective currency with little or no intrinsic value. The amount and duration of these options are synchronized with specific expected inflows, and thus, the put options have been designated as a hedge. The Company also sells call options in each of these currencies from time to time. The premiums on purchased option contracts are amortized over the lives of the contracts. Unrealized gains on purchased put option contracts are deferred until contract expiration and then

                                UAL CORPORATION
recognized as a component of passenger revenue, and unrealized losses on written call options are recorded in "Miscellaneous, net" at the end of each accounting period.

     INTEREST RATES -- United may from time to time enter into swaps to reduce exposure to interest rate fluctuations in connection with certain debt, capital leases and operating leases. The swaps' cash flows mirror those of the underlying exposures. The premiums on the swaps, as measured at inception, are amortized over their respective lives as components of interest expense. Any gains or losses realized upon the early termination of these swaps are deferred and recognized in income over the remaining life of the underlying exposure.

     AIRCRAFT FUEL -- United uses a collar option strategy to hedge a portion of its price risk related to future aircraft fuel purchases. The collars, which have been designated as a hedge, involve the purchase of fuel call options with the simultaneous sale of fuel put options with identical expiration dates. Premiums on fuel collar option contracts are deferred and amortized over the life of the contract. Gains or losses recognized upon contract expiration are recorded as a component of aircraft fuel expense. In addition, to a limited extent, United trades short-term heating oil futures and options contracts. Unrealized losses on these contracts are recorded currently in income while unrealized gains are deferred until contract expiration. Both gains and losses are recorded as a component of aircraft fuel expense.

     (F) AIRCRAFT FUEL, SPARE PARTS AND SUPPLIES -- Aircraft fuel and maintenance and operating supplies are stated at average cost. Flight equipment spare parts are stated at average cost less an obsolescence allowance.

     (G) OPERATING PROPERTY AND EQUIPMENT -- Owned operating property and equipment is stated at cost. Property under capital leases, and the related obligation for future minimum lease payments, are initially recorded at an amount equal to the then present value of those lease payments.

     Depreciation and amortization of owned depreciable assets is based on the straight-line method over their estimated service lives. Leasehold improvements are amortized over the remaining period of the lease or the estimated service life of the related asset, whichever is less. Aircraft are depreciated to estimated salvage values, generally over lives of 10 to 30 years; buildings are depreciated over lives of 25 to 45 years; and other property and equipment are depreciated over lives of 3 to 15 years.

     Properties under capital leases are amortized on the straight-line method over the life of the lease, or in the case of certain aircraft, over their estimated service lives. Lease terms are 10 to 30 years for aircraft and flight simulators and 25 years for buildings. Amortization of capital leases is included in depreciation and amortization expense.

     Maintenance and repairs, including the cost of minor replacements, are charged to maintenance expense accounts. Costs of additions to and renewals of units of property are charged to property and equipment accounts.

     (H) INTANGIBLES -- Intangibles consist primarily of route acquisition costs and intangible pension assets (see Note 15). Route acquisition costs are amortized over 40 years.

     (I) MILEAGE PLUS AWARDS -- United accrues the estimated incremental cost of providing free travel awards earned under its Mileage Plus frequent flyer program (including awards earned from mileage credits sold) when such award levels are reached. United, through its wholly-owned subsidiary, Mileage Plus Holdings, Inc., sells mileage credits to participating partners in the Mileage Plus program. The resulting revenue is recorded in other operating revenues during the period in which the credits are sold.

     (J) DEFERRED GAINS -- Gains on aircraft sale and leaseback transactions are deferred and amortized over the lives of the leases as a reduction of rental expense.

                                UAL CORPORATION

     (K) ADVERTISING COSTS -- Advertising costs, which are included in other operating expenses, are expensed as incurred. Advertising expense was $190 million, $184 million and $194 million in 1997, 1996 and 1995, respectively.

(2) EMPLOYEE STOCK OWNERSHIP PLANS AND RECAPITALIZATION

     On July 12, 1994, the stockholders of UAL approved a plan of recapitalization to provide an approximately 55% equity interest in UAL to certain employees of United in exchange for wage concessions and work-rule changes. The employees' equity interest is being allocated to individual employees through the year 2000 under Employee Stock Ownership Plans ("ESOPs") which were created as a part of the recapitalization.

     The ESOPs cover employees represented by the Air Line Pilots' Association, International, the International Association of Machinists and Aerospace Workers and U.S. management and salaried employees. The ESOPs include a "Leveraged ESOP", a "Non-Leveraged ESOP" and a "Supplemental ESOP." Both the Leveraged ESOP and the Non-Leveraged ESOP are tax qualified plans while the Supplemental ESOP is not a tax qualified plan. The purpose of having the three ESOPs is to deliver the agreed-upon shares to employees in a manner which utilizes the tax incentives available to tax qualified ESOPs to the greatest degree possible. Accordingly, shares are delivered to employees primarily through the Leveraged ESOP, secondly, through the Non-Leveraged ESOP, and lastly, through the Supplemental ESOP.

     The equity interests are being delivered to employees through two classes of preferred stock (Class 1 and Class 2 ESOP Preferred Stock, collectively "ESOP Preferred Stock"), and the voting interests are being delivered through three separate classes of preferred stocks (Class P, M and S Voting Preferred Stock, collectively, "Voting Preferred Stock"). The Class 1 ESOP Preferred Stock is being delivered to an ESOP trust in seven separate sales through January 1, 2000 under the Leveraged ESOP, four of which have already taken place. Based on Internal Revenue Code Limitations, shares of the Class 2 ESOP Preferred Stock are either contributed to the Non-Leveraged ESOP or allocated as "book entry" shares to the Supplemental ESOP, annually through the year 2000. The classes of preferred stock are described more fully in Note 12, ESOP Preferred Stock.

     The Leveraged ESOP and Non-Leveraged ESOP are being accounted for under AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP"). For the Leveraged ESOP, as shares of Class 1 ESOP Preferred Stock are sold to an ESOP trust, the Company reports the issuance as a credit to additional capital invested and records a corresponding charge to unearned ESOP preferred stock. Shares are committed to be released to employees on a pro rata basis through April 12, 2000. ESOP compensation expense is recorded for the average market value of the shares committed to be released during the period with a corresponding credit to unearned ESOP preferred stock for the cost of the shares. Any difference between the market value of the shares and the cost of the shares is charged or credited to additional capital invested. For the Non-Leveraged ESOP, the Class 2 ESOP Preferred Stock is recorded as additional capital invested as the shares are committed to be contributed, with the offsetting entry to ESOP compensation expense. The ESOP compensation expense is based on the average fair value of the shares committed to be contributed in accordance with the SOP. The Supplemental ESOP is being accounted for under Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees."

     Shares of ESOP Preferred Stock are legally released or allocated to employee accounts as of year-end. Dividends on the ESOP Preferred Stock are also paid at the end of the year. Dividends on unallocated shares are used by the ESOP to pay down the loan from UAL and are not considered dividends for financial reporting purposes. Dividends on allocated shares are satisfied by releasing shares from the ESOP's suspense account to the employee accounts and are charged to equity.

                                UAL CORPORATION

     ESOP compensation expense was $987 million, $685 million and $504 million in 1997, 1996 and 1995, respectively. During 1997, 2,345,745 shares of Class 1 ESOP Preferred Stock, 190,307 shares of Class 2 ESOP Preferred Stock and 2,534,687 shares of Voting Preferred Stock were allocated to employee accounts, and another 537,917 shares of Class 2 ESOP Preferred Stock were allocated in the form of "book entry" shares, effective December 31, 1996. Another 48,982 shares of Class 2 ESOP Preferred Stock previously allocated in book entry form were issued and either contributed to the qualified plan or converted and sold on behalf of terminating employees. At December 31, 1997, the year-end allocation of Class 1 ESOP Preferred Stock to employee accounts had not yet been completed. There were 2,087,535 shares of Class 1 ESOP Preferred Stock committed to be released and 888,386 shares held in suspense by the ESOP as of December 31, 1997. For the Class 2 ESOP Preferred Stock, 986,438 shares were committed to be contributed to employees at December 31, 1997. The market value of the unearned ESOP shares recorded on the balance sheet at December 31, 1997 and 1996 was $344 million and $309 million, respectively.

     For the Class 2 ESOP Preferred Stock committed to be contributed to employees under the Supplemental ESOP, employees can elect to receive their "book entry" shares in cash upon termination of employment. The estimated market value of such shares at December 31, 1997 and 1996 was $679 million and $206 million, respectively.

(3) OTHER INCOME (EXPENSE) -- MISCELLANEOUS

     Other income (expense) -- "miscellaneous, net" consisted of the following:

                                                                  1997    1996    1995
                                                                  ----    ----    ----
                                                                     (IN MILLIONS)
  Foreign exchange gains (losses).............................    $(19)   $ (8)   $(20)
  Minority interests..........................................     (15)    (21)    (23)
  Travel agency litigation settlement.........................     --      (20)    --
  Other.......................................................     (15)     (7)    (14)
                                                                  ----    ----    ----
                                                                  $(49)   $(56)   $(57)
                                                                  ====    ====    ====

(4) PER SHARE AMOUNTS

     In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," effective December 31, 1997. As a result, the Company's reported earnings per share for 1996 and 1995 have been restated.

     Basic earnings per share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. In addition, diluted earnings per share amounts include

                                UAL CORPORATION
potential common shares including ESOP shares committed to be released, and assume the conversion of convertible debentures (for periods not actually converted) and elimination of related interest.

                                                                 1997     1996     1995
                                                                ------    -----    -----
EARNINGS ATTRIBUTABLE TO COMMON STOCKHOLDERS (MILLIONS)
Net Income..................................................    $  949    $ 533    $ 349
Preferred stock dividends...................................       (77)     (60)     (53)
Preferred stock transactions(1).............................      --        (48)      20
                                                                ------    -----    -----
Earnings attributable to common stockholders (Basic)........    $  872    $ 425    $ 316
Interest on convertible debentures, net of tax..............      --          2       23
Other.......................................................      --          1        4
                                                                ------    -----    -----
Earnings attributable to common stockholders (Diluted)......    $  872    $ 428    $ 343
                                                                ======    =====    =====
SHARES (MILLIONS)
Weighted average shares outstanding (Basic).................      58.8     56.1     49.6
Convertible ESOP preferred stock............................      35.9     24.0     11.9
Incremental shares related to convertible debentures and
  other.....................................................       2.7      4.5      9.7
                                                                ------    -----    -----
Weighted average number of shares (Diluted).................      97.4     84.6     71.2
                                                                ======    =====    =====
EARNINGS PER SHARE
Basic.......................................................    $14.83    $7.57    $6.39
Diluted.....................................................    $ 8.95    $5.06    $4.82

---------------

1 In April 1995, UAL issued convertible subordinated debentures in exchange for Series A preferred stock and recorded a non-cash increase of $45 million in additional capital invested representing the excess of the carrying value of the preferred stock exchanged over the fair value of the debentures. In December 1996, a UAL-controlled trust issued trust-originated preferred securities in exchange for shares of Series B preferred stock and recorded a non-cash decrease of $27 million in additional capital invested representing the excess of the fair value of the new securities over the carrying value of Series B. Also, during 1996 and 1995, the Company repurchased shares of its Series B preferred stock, resulting in decreases to additional capital invested representing the excess of amounts paid to reacquire the preferred stock over the liquidation preference of such stock. These transactions had no effect on earnings; however, their net impact on UAL's equity is included in the computation of earnings per share.

(5) AFFILIATES

     United owns 32% of Galileo International, Inc. ("Galileo") through a wholly owned subsidiary. United's investment in Galileo, which owns the Apollo and Galileo computer reservations systems, is carried on the equity basis. Included in the Company's retained earnings is approximately $161 million of undistributed earnings of Galileo and its predecessor companies. The market value of United's investment in Galileo at December 31, 1997 was $924 million.

     In July 1997, United completed the sale of its interest in the Apollo Travel Services Partnership ("ATS"), a 77% owned affiliate whose accounts were consolidated, to Galileo for $539 million in cash. See Other Information, "Sale of Affiliate" in Management's Discussion and Analysis of Financial Condition and Results of Operations for further details on the transaction.

     Under operating agreements with Galileo, United purchases computer reservations services from Galileo and provides marketing, sales and communication services to Galileo. Revenues derived from the sale of services to Galileo amounted to approximately $159 million in 1997, $249 million in 1996 and $238 million in 1995. The cost to United of services purchased from Galileo amounted to approximately $134 million in 1997, $114 million in 1996 and $104 million in 1995. In connection with the sale of ATS, United entered into an additional services agreement with Galileo under which the Company will provide certain marketing and other services designed to increase the competitiveness of Galileo's business and to generate additional bookings and revenues for Galileo. Under this agreement, United could receive up to $154 million (on a present value basis)

                                UAL CORPORATION
in the sixth year following the sale, based on specified improvements in air booking revenues over a five-year period.

     Prior to the sale to Galileo, ATS contributed the following amounts to the Company's consolidated results, net of intercompany eliminations and minority interests:

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                1997     1996     1995
                                                                -----    -----    -----
                                                                     (IN MILLIONS)
Operating revenues..........................................    $147     $239     $237
Operating income............................................    $ 63     $ 86     $ 90
Earnings before income taxes................................    $ 50     $ 70     $ 76

(6)  INCOME TAXES

     In 1997, the regular tax liability of the Company exceeded the alternative minimum tax ("AMT") liability resulting in a utilization of AMT credits. The federal income tax liability is the greater of the tax computed using the regular tax system or the tax under the AMT system. However, if the regular tax liability exceeds the AMT liability and AMT credits are available, the AMT credits are used to reduce the net tax liability to the amount of the AMT liability. During 1997, UAL utilized $94 million of AMT credits.

     The provision for income taxes is summarized as follows:

                                                                1997    1996    1995
                                                                ----    ----    ----
                                                                   (IN MILLIONS)
Current --
  Federal...................................................    $312    $281    $ 29
  State.....................................................      55      20     --
                                                                ----    ----    ----
                                                                 367     301      29
                                                                ----    ----    ----
Deferred--
  Federal...................................................     178      47     187
  State.....................................................      16      22      27
                                                                ----    ----    ----
                                                                 194      69     214
                                                                ----    ----    ----
                                                                $561    $370    $243
                                                                ====    ====    ====

     The income tax provision differed from amounts computed at the statutory federal income tax rate, as follows:

                                                                1997    1996    1995
                                                                ----    ----    ----
                                                                   (IN MILLIONS)
Income tax provision at statutory rate......................    $533    $339    $217
State income taxes, net of federal income tax benefit.......      46      28      18
ESOP dividends..............................................     (25)    (13)     (5)
Nondeductible employee meals................................      26      25      23
Foreign tax credits.........................................      (2)     (2)     (2)
Other, net..................................................     (17)     (7)     (8)
                                                                ----    ----    ----
                                                                $561    $370    $243
                                                                ====    ====    ====

                                UAL CORPORATION

     Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities for 1997 and 1996 are as follows:

                                                       1997                            1996
                                           ----------------------------    ----------------------------
                                           DEFERRED TAX    DEFERRED TAX    DEFERRED TAX    DEFERRED TAX
                                              ASSETS       LIABILITIES        ASSETS       LIABILITIES
                                           ------------    ------------    ------------    ------------
                                                                  (IN MILLIONS)
Employee benefits, including
  postretirement medical and ESOP......       $  918          $  156          $  644          $   93
Depreciation, capitalized interest and
  transfers of tax benefits............           --           1,466              --           1,172
Gains on sale and leasebacks...........          398              --             428              --
Rent expense...........................          382              --             351              --
AMT credit carryforwards...............          137              --             231              --
Other..................................          422             470             274             304
                                              ------          ------          ------          ------
                                              $2,257          $2,092          $1,928          $1,569
                                              ======          ======          ======          ======

     At December 31, 1997, UAL and its subsidiaries had $137 million of federal AMT credit carryforwards available for an indefinite period. Management believes it is more likely than not that future taxable income will be sufficient to utilize the deferred tax assets at December 31, 1997.

(7) SHORT-TERM BORROWINGS

     United has an agreement with a syndicate of banks for a $750 million revolving credit facility expiring in 2002. Interest on drawn amounts under the facility is calculated at floating rates based on the London interbank offered rate ("LIBOR") plus a margin which is subject to adjustment based on certain changes in the credit ratings of United's long-term senior unsecured debt. Among other restrictions, the credit facility contains a covenant which restricts United's ability to grant liens on or otherwise encumber certain identified assets with a market value of approximately $1.1 billion.

     In addition, United has a separate short-term borrowing facility with a maximum available borrowing amount of $227 million which expires in October 1998.

(8) LONG-TERM DEBT

     A summary of long-term debt, including current maturities, as of December 31 is as follows (interest rates are as of December 31, 1997):

                                                                 1997      1996
                                                                ------    ------
                                                                 (IN MILLIONS)
Secured notes, 6.13% to 8.90%, averaging 7.16%, due through
  2014......................................................    $1,295    $  819
Debentures, 9.00% to 11.21%, averaging 9.97%, due through
  2021......................................................       785       936
Convertible debentures, 7.75%, due 2010.....................      --          16
Promissory notes, 6.33% to 11.00%, averaging 6.51%, due
  through 2000..............................................        70        64
Special facility bonds, 5.625%, due 2034....................       190      --
                                                                ------    ------
                                                                 2,340     1,835
                                                                ------    ------
Less: Unamortized discount on debt..........................       (13)       (9)
      Current maturities....................................      (235)     (165)
                                                                ------    ------
                                                                $2,092    $1,661
                                                                ======    ======

                                UAL CORPORATION

     In addition to scheduled principal payments, in 1997 and 1996 the Company repaid $84 million and $149 million, respectively, in principal amount of secured notes and $51 million and $492 million, respectively, in principal amount of debentures prior to maturity. These obligations were scheduled to mature at various times from 2000 through 2021. Extraordinary losses of $9 million and $67 million, respectively, net of tax benefits of $5 million and $40 million, respectively, were recorded, reflecting amounts paid in excess of the debt carrying value.

     On April 8, 1997, Air Wis Services, Inc. ("Air Wis"), a wholly owned subsidiary of UAL, redeemed all $16 million of its outstanding 7 3/4% convertible debentures at 100% of the principal amount plus accrued interest.

     During 1997, United issued $674 million in enhanced pass through certificates to refinance certain owned aircraft and aircraft under operating leases. Net proceeds after refinancing the operating leases was $597 million.

     Also in 1997, the California Statewide Communities Development Authority (the "Authority") issued $190 million in special facilities revenue bonds to finance the acquisition and construction of certain facilities at the Los Angeles International Airport ("LAX") which United guarantees payment of under a payment agreement with the Authority. The bond proceeds are restricted to expenditures on the LAX facilities and unspent amounts are classified as other assets in the balance sheet.

     At December 31, 1997, United had outstanding a total of $733 million of long-term debt bearing interest rates at 22 to 90 basis points over LIBOR.

     Maturities of long-term debt for each of the four years after 1998 are:
1999 -- $51 million; 2000 -- $53 million; 2001 -- $46 million; and 2002 -- $563 million. Various assets, principally aircraft, having an aggregate book value of $1.457 billion at December 31, 1997, were pledged as security under various loan agreements.

(9)  LEASE OBLIGATIONS

     The Company leases aircraft, airport passenger terminal space, aircraft hangars and related maintenance facilities, cargo terminals, other airport facilities, real estate, office and computer equipment and vehicles.

                                UAL CORPORATION

     Future minimum lease payments as of December 31, 1997, under capital leases (substantially all of which are for aircraft) and operating leases having initial or remaining noncancelable lease terms of more than one year are as follows:

                                                                   OPERATING LEASES
                                                               ------------------------    CAPITAL
                                                               AIRCRAFT    NON-AIRCRAFT    LEASES
                                                               --------    ------------    -------
                                                                          (IN MILLIONS)
Payable during --
  1998.....................................................    $   946        $  473       $  288
  1999.....................................................        937           458          262
  2000.....................................................        955           447          241
  2001.....................................................        939           441          314
  2002.....................................................        928           429          277
  After 2002...............................................     12,458         7,104        1,321
                                                               -------        ------       ------
Total minimum lease payments...............................    $17,163        $9,352        2,703
                                                               =======        ======
Imputed interest (at rates of 5.3% to 12.2%)...............                                  (853)
                                                                                           ------
Present value of minimum lease payments....................                                 1,850
Current portion............................................                                  (171)
                                                                                           ------
Long-term obligations under capital leases.................                                $1,679
                                                                                           ======

     As of December 31, 1997, United leased 304 aircraft, 62 of which were under capital leases. These leases have terms of 4 to 26 years, and expiration dates range from 1998 through 2020.

     In connection with the financing of certain aircraft accounted for as capital leases, United had on deposit at December 31, 1997 an aggregate 33 billion yen ($254 million), 107 million German marks ($60 million) and 27 million French francs ($4 million) in certain banks and had pledged an irrevocable security interest in such deposits to the aircraft lessors. These deposits will be used to pay off an equivalent amount of recorded capital lease obligations.

     Amounts charged to rent expense, net of minor amounts of sublease rentals, were $1.416 billion in 1997, $1.424 billion in 1996 and $1.439 billion in 1995. Included in 1997 rental expense was $16 million in contingent rentals, resulting from changes in interest rates for operating leases under which the rent payments are based on variable interest rates.

(10) COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF A SUBSIDIARY TRUST

     In December 1996, UAL Corporation Capital Trust I (the "Trust") issued $75 million of its 13 1/4% Trust Originated Preferred Securities (the "Preferred Securities") in exchange for 2,999,304 depositary shares, each representing 1/1000 of one share of Series B 12 1/4% preferred stock (see Note 11). Concurrent with the issuance of the Preferred Securities and the related purchase by UAL of the Trust's common securities, the Company issued to the Trust $77 million aggregate principal amount of its 13 1/4% Junior Subordinated Debentures (the "Debentures") due 2026. The Debentures are and will be the sole assets of the Trust. The interest and other payment dates on the Debentures correspond to the distribution and other payment dates on the Preferred Securities. Upon maturity or redemption of the Debentures, the Preferred Securities will be mandatorily redeemed. The Debentures are redeemable at UAL's option, in whole or in part, on or after July 12, 2004, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to the redemption date. Upon the repayment of the Debentures, whether at maturity, upon redemption or otherwise, the proceeds thereof will be applied to redeem the Preferred Securities.

                                UAL CORPORATION

     There is a full and unconditional guarantee by UAL of the Trust's obligations under the securities issued by the Trust. However, the Company's obligations are subordinate and junior in right of payment to certain other of its indebtedness. UAL has the right to defer payments of interest on the Debentures by extending the interest payment period, at any time, for up to 20 consecutive quarters. If interest payments on the Debentures are so deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, UAL may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

     The transaction resulted in a reduction of approximately $102 million to paid in capital as the fair value of the Preferred Securities issued exceeded the carrying value ($75 million) of the exchanged Series B preferred stock. The difference between the assigned value of the Preferred Securities and their redemption value ($27 million) will be amortized against distributions on the Preferred Securities over their term. The fair value of the Preferred Securities at December 31, 1997 was $106 million.

(11) SERIAL PREFERRED STOCK

     At December 31, 1997, UAL had outstanding 3,267,477 depositary shares, each representing 1/1000 of one share of Series B 12 1/4% preferred stock, with a liquidation preference of $25 per depositary share ($25,000 per Series B preferred share) and a stated capital of $0.01 per Series B preferred share. Under its terms, any portion of the Series B preferred stock or the depositary shares is redeemable for cash after July 11, 2004, at UAL's option, at the equivalent of $25 per depositary share, plus accrued dividends. The Series B preferred stock is not convertible into any other securities, has no stated maturity and is not subject to mandatory redemption.

     The Series B preferred stock ranks senior to all other preferred and common stock, except the Preferred Securities, as to receipt of dividends and amounts distributed upon liquidation. The Series B preferred stock has voting rights only to the extent required by law and with respect to charter amendments that adversely affect the preferred stock or the creation or issuance of any security ranking senior to the preferred stock. Additionally, if dividends are not paid for six cumulative quarters, the Series B preferred stockholders are entitled to elect two additional members to the UAL Board of Directors until all dividends are paid in full. Pursuant to UAL's restated certificate of incorporation, UAL is authorized to issue a total of 50,000 shares of Series B preferred stock.

     As discussed in Note 10, in December 1996, UAL Corporation Capital Trust I, a Delaware statutory business trust controlled by UAL, exchanged mandatorily redeemable preferred securities of the subsidiary trust for 2,999,304 depositary shares of Series B preferred stock of UAL.

     During 1996 and 1995, UAL repurchased 2,553,110 and 4,259,709 depositary shares, respectively, at an aggregate cost of $84 million and $131 million, respectively, to be held in treasury. In February 1998, UAL repurchased 64,300 depositary shares at an aggregate cost of $2 million to be held in treasury.

     UAL is authorized to issue up to 15,986,584 additional shares of serial preferred stock.

                                UAL CORPORATION

(12) ESOP PREFERRED STOCK

     The following activity related to UAL's outstanding ESOP preferred stocks (see Note 2 for a description of the ESOPs):

                                                      CLASS 1 ESOP    CLASS 2 ESOP    ESOP VOTING
                                                      ------------    ------------    -----------
Balance December 31, 1994.........................     1,789,585         --                    3
                                                       ---------        -------        ---------
Shares issued.....................................     2,850,103        304,882        1,448,384
Converted to common...............................        (7,183)        (2,811)          (9,994)
                                                       ---------        -------        ---------
Balance December 31, 1995.........................     4,632,505        302,071        1,438,393
                                                       ---------        -------        ---------
Shares issued.....................................     2,367,575        381,044        3,073,970
Converted to common...............................       (49,618)       (38,605)         (89,927)
                                                       ---------        -------        ---------
Balance December 31, 1996.........................     6,950,462        644,510        4,422,436
                                                       ---------        -------        ---------
Shares issued.....................................     1,848,629        242,877        3,073,969
Converted to common...............................      (146,473)       (81,127)        (229,999)
                                                       ---------        -------        ---------
Balance December 31, 1997.........................     8,652,618        806,260        7,266,406
                                                       =========        =======        =========

     An aggregate of 17,675,345 shares of Class 1 and Class 2 ESOP Preferred Stock will be issued to employees under the ESOPs. Each share of ESOP Preferred Stock is convertible into four shares of UAL common stock and shares are converted to common as employees retire or otherwise leave the Company. The stock has a par value of $0.01 per share and is nonvoting. The Class 1 ESOP Preferred Stock has a liquidation value of $126.96 per share plus all accrued and unpaid dividends; the Class 2 does not have a liquidation value. The Class 1 ESOP Preferred Stock provides a fixed annual dividend of $8.8872 per share, which ceases on March 31, 2000; the Class 2 does not pay a fixed dividend.

     Class P, M and S Voting Preferred Stocks were established to provide the voting power to the employee groups participating in the ESOPs. Additional Voting Preferred Stock is issued as shares of the Class 1 and Class 2 ESOP Preferred Stock are allocated to employees. In the aggregate, 17,675,345 shares of Voting Preferred Stock will be issued through the year 2000. The Voting Preferred Stock outstanding at any time commands voting power for approximately 55% of the vote of all classes of capital stock in all matters requiring a stockholder vote, other than for the election of members of the Board of Directors. The Voting Preferred Stock will generally continue to represent approximately 55% of the aggregate voting power until the "Sunset." The "Sunset" will occur when the common shares issuable upon conversion of the outstanding Class 1 and Class 2 ESOP Preferred Stock, plus any common equity (generally common stock issued or issuable at the time of the recapitalization) and available unissued ESOP shares held in the ESOPs or any other employee benefit plans sponsored by the Company for the benefit of its employees represent, in the aggregate less than 20% of the common equity and available unissued ESOP shares of the Company. For purposes of defining the "Sunset" employee ownership is approximately 62% at December 31, 1997. The Voting Preferred Stock has a par value and liquidation preference of $0.01 per share. The stock is not entitled to receive any dividends and is convertible into .0004 shares of UAL common stock.

     Class Pilot MEC, IAM, SAM and I junior preferred stock (collectively "Director Preferred Stocks") were established to effectuate the election of one or more members to UAL's Board of Directors. One share each of Class Pilot MEC and Class IAM junior preferred stock is authorized and issued. The Company is authorized to issue ten shares each of Class SAM and Class I junior preferred stock. There are three shares of Class SAM and four shares of Class I issued. Each of the Director Preferred Stocks has a par value and liquidation preference of $0.01 per share. The stock is not entitled to receive any dividends and Class I will be

                                UAL CORPORATION
redeemed automatically upon the transfer of the shares to any person not elected to the Board of Directors or upon the occurrence of the "Sunset."

(13) COMMON STOCKHOLDERS' EQUITY

     Changes in the number of shares of UAL common stock outstanding during the years ended December 31 were as follows:

                                                            1997          1996          1995
                                                         ----------    ----------    ----------
Shares outstanding at beginning of year..............    58,817,480    50,718,424    49,756,424
  Stock options exercised............................       840,100       500,174       722,744
  Shares issued from treasury under compensation
     arrangements....................................        28,224        25,949       932,584
  Shares acquired for treasury.......................    (3,269,393)     (180,565)     (504,444)
  Forfeiture of restricted stock.....................       (25,120)      (70,488)      (43,000)
  Conversion of Series A debentures..................        --         7,623,092        38,304
  Conversion of ESOP preferred stock.................       911,300       352,929        39,976
  Other..............................................        17,895      (152,035)     (224,164)
                                                         ----------    ----------    ----------
Shares outstanding at end of year....................    57,320,486    58,817,480    50,718,424
                                                         ==========    ==========    ==========

     During 1997, the Company repurchased 2,881,092 shares of common stock for a total purchase price of $250 million.

(14) STOCK OPTIONS AND AWARDS

     The Company has granted options to purchase common stock to various officers and employees. The option price for all stock options is at least 100% of the fair market value of UAL common stock at the date of grant. Options generally vest and become exercisable in four equal, annual installments beginning one year after the date of grant, and generally expire in ten years.

     As a result of the 1994 recapitalization, all outstanding options became fully vested at the time of the transaction and the holders of such options became eligible to utilize the cashless exercise features of stock options. Under a cashless exercise, the Company withholds, at the election of the optionee, from shares that would otherwise be issued upon exercise, that number of shares having a fair market value equal to the exercise price and/or related income taxes. For outstanding options eligible for cashless exercise, changes in the market price of the stock are charged to earnings currently. The expense recorded for such eligible options was $14 million in 1997, $15 million in 1996 and $27 million in 1995.

     Stock options which were outstanding at the time of the recapitalization are exercisable for shares of old common stock, each of which is in turn converted into two shares of new common stock and $84.81 in cash upon exercise. Subsequent to the recapitalization, the Company granted stock options which are exercisable for shares of new common stock.

     The Company has also awarded shares of restricted stock to officers and key employees. These shares generally vest over a five-year period and are subject to certain transfer restrictions and forfeiture under certain circumstances prior to vesting. Unearned compensation, representing the fair market value of the stock at the measurement date for the award, is amortized to salaries and related costs over the vesting period. During 1995, 892,852 shares of restricted stock were issued from treasury. No shares were issued in 1996 and 5,000 shares were issued in 1997. As of December 31, 1997, 434,220 shares were restricted and still nonvested. Additionally, 309,120 shares were reserved for future awards under the plan. In 1997, 1996 and 1995, 25,120, 70,488 and 43,000 shares, respectively, were forfeited and returned to treasury stock.

                                UAL CORPORATION

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value based method of accounting for stock options. The Company has elected to continue using the intrinsic value based method of accounting prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS No. 123. Had compensation cost for awards been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have instead been reported as the pro forma amounts indicated below:

                                                                     1997      1996      1995
                                                                    ------    ------    ------
Net income (millions)..............................  As reported    $  949    $  533    $  349
                                                       Pro forma    $  944    $  531    $  350
Basic earnings per share...........................  As reported    $14.83    $ 7.57    $ 6.39
                                                       Pro forma    $14.75    $ 7.55    $ 6.42
Diluted earnings per share.........................  As reported    $ 8.95    $ 5.06    $ 4.82
                                                       Pro forma    $ 8.94    $ 5.07    $ 4.84

     The weighted-average grant date fair value of restricted shares issued was $87.44 and $28.88 for shares issued in 1997 and 1995, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                              1997     1996     1995
                                                              -----    -----    -----
Risk-free interest rate.....................................    6.4%     6.4%     6.0%
Dividend yield..............................................    0.0%     0.0%     0.0%
Volatility..................................................   32.0%    32.0%    30.0%
Expected life (years).......................................    4.0      4.0      4.0

     Stock option activity for the past three years was as follows:

                                               1997                    1996                     1995
                                       ---------------------   ---------------------   ----------------------
                                                   WTD AVG                 WTD AVG                  WTD AVG
                                        SHARES    EXER PRICE    SHARES    EXER PRICE    SHARES     EXER PRICE
                                       --------   ----------   --------   ----------   ---------   ----------
Old Share Options:
Outstanding at beginning of year....    356,118    $120.80      480,610    $119.95     1,081,100    $132.77
Exercised...........................   (187,725)   $120.03     (124,117)   $117.49      (295,671)   $113.61
Surrendered upon exercise of SARs...      --         --           --         --          (12,927)   $ 75.68
Terminated..........................      --         --            (375)   $124.00      (291,892)   $175.24
                                       --------                --------                ---------
Outstanding at end of year..........    168,393    $121.65      356,118    $120.80       480,610    $119.95

Options exercisable at year-end.....    168,393    $121.65      356,118    $120.80       480,610    $119.95

                                UAL CORPORATION

                                               1997                     1996                     1995
                                      ----------------------   ----------------------   ----------------------
                                                   WTD AVG                  WTD AVG                  WTD AVG
                                       SHARES     EXER PRICE    SHARES     EXER PRICE    SHARES     EXER PRICE
                                      ---------   ----------   ---------   ----------   ---------   ----------
New Share Options:
Outstanding at beginning of year...   4,828,990     $31.64     3,767,624     $23.47     3,784,000     $22.59
Granted............................     449,100     $77.86     1,319,800     $53.46       344,000     $32.40
Exercised..........................    (464,650)    $25.58      (251,934)    $23.52      (136,376)    $22.61
Terminated.........................     (37,875)    $60.17        (6,500)    $32.03      (224,000)    $22.91
                                      ---------                ---------                ---------
Outstanding at end of year.........   4,775,565     $36.37     4,828,990     $31.64     3,767,624     $23.47

Options exercisable at year-end....   2,518,238     $26.63     1,881,686     $22.89     1,133,140     $22.55
Reserved for future grants at
  year-end.........................   4,371,475                4,782,700                1,696,000
Wtd avg fair value of options
  granted during the year..........           $27.40                   $18.94                   $10.84

     The following information related to stock options outstanding as of December 31, 1997:

                                         OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                       -------------------------------------------------------   ------------------------------------
RANGE OF                OUTSTANDING AT        REMAINING       WEIGHTED-AVERAGE    EXERCISABLE AT     WEIGHTED-AVERAGE
EXERCISE PRICES        DECEMBER 31, 1997   CONTRACTUAL LIFE    EXERCISE PRICE    DECEMBER 31, 1997    EXERCISE PRICE
---------------------  -----------------   ----------------   ----------------   -----------------   ----------------
Old Share Options:
  $91 to 177.........        168,393          4.9 years           $121.65              168,393           $121.65
New Share Options:
  $20 to 29..........      2,962,390          6.6 years           $ 22.77            2,177,638           $ 22.66
  $37 to 57..........      1,379,950          8.3 years           $ 52.47              339,600           $ 51.95
  $60 to 88..........        433,225          9.5 years           $ 78.03                1,000           $ 60.19
                           ---------                                                 ---------
                           4,775,565                                                 2,518,238

(15) RETIREMENT PLANS

     The Company has various retirement plans which cover substantially all employees. Defined benefit plans covering certain employees (primarily union ground employees) provide a stated benefit for specified periods of service, while defined benefit plans for other employees provide benefits based on employees' years of service and average compensation for a specified period before retirement. The Company's goal is to fully fund the estimated present value of its accumulated benefit obligation under the plans. The Company also provides several defined contribution plans which cover substantially all U.S. employees who have completed one year of service. For certain groups of employees (primarily pilots, salaried employees hired after February 1, 1994 and employees of Mileage Plus, Inc.), the Company contributes an annual amount on behalf of each participant, calculated as a percentage of the participants' earnings or a percentage of the participants' contributions.

                                UAL CORPORATION

     The following table sets forth the defined benefit plans' funded status and amounts recognized in the statements of financial position as of December 31:

                                                      1997                              1996
                                         ------------------------------    ------------------------------
                                         ASSETS EXCEED     ACCUMULATED     ASSETS EXCEED     ACCUMULATED
                                          ACCUMULATED       BENEFITS        ACCUMULATED       BENEFITS
                                           BENEFITS       EXCEED ASSETS      BENEFITS       EXCEED ASSETS
                                         -------------    -------------    -------------    -------------
                                                                  (IN MILLIONS)
Actuarial present value of
  accumulated benefit obligation.....       $(5,263)         $(1,273)         $(5,344)          $(235)
Actuarial present value of projected
  benefit obligation.................       $(5,792)         $(1,481)         $(5,812)          $(335)
Plan assets at fair value............         5,950              908            5,850              60
                                            -------          -------          -------           -----
Projected benefit obligation in
  excess of plan assets..............           158             (573)              38            (275)
Unrecognized net (gain) loss.........            22              (10)             138             (70)
Prior service cost not yet recognized
  in net periodic pension cost.......           159              489              230             216
Remaining unrecognized net asset.....            (1)              19              (16)             37
Adjustment required to recognize
  minimum liability..................        --                 (289)          --                 (86)
                                            -------          -------          -------           -----
Pension asset (liability) recognized
  in the statement of consolidated
  financial position.................       $   338          $  (364)         $   390           $(178)
                                            =======          =======          =======           =====
Actuarial assumptions:
  Weighted average discount rate                     7.25%                             7.75%
  Rate of increase in compensation                   3.85%                             3.15%

     Total pension expense for all retirement plans (including defined contribution plans) was $229 million in 1997, $252 million in 1996 and $193 million in 1995.

     Plan assets are invested primarily in governmental and corporate debt instruments and corporate equity securities.

     The net periodic pension cost of defined benefit plans included the following components:

                                                                 1997     1996    1995
                                                                ------    ----    ----
                                                                    (IN MILLIONS)
Service cost -- benefits earned during the year.............    $  232    $237    $173
Interest cost on projected benefit obligation...............       477     440     396
Actual return on plan assets................................    (1,078)   (703)   (934)
Net amortization and deferral...............................       585     268     545
                                                                ------    ----    ----
Net periodic pension cost...................................    $  216    $242    $180
                                                                ======    ====    ====
Expected average long-term rate of return...................     9.75%    9.75%   9.75%

     Changes in interest rates or rates of inflation may impact the assumptions used in the valuation of pension obligations, including discount rates and rates of increase in compensation, resulting in increases or decreases in United's pension liability and net periodic pension cost.

                                UAL CORPORATION

(16) OTHER EMPLOYEE BENEFITS

     The Company provides certain health care benefits, primarily in the U.S., to retirees and eligible dependents. Benefits are generally funded from Company assets on a current basis, although amounts sufficient to pay claims incurred, but not yet paid, are held in trust at year-end. Certain plan benefits are subject to co-payments, deductibles and other limits described in the plans and the benefits are reduced once a retiree becomes eligible for Medicare. The Company also provides certain life insurance benefits to retirees. The assets to fund retiree life insurance benefits are being held in a deposit trust administration fund with a major insurance company. The Company has reserved the right, subject to collective bargaining agreements, to modify or terminate the health care and life insurance benefits for both current and future retirees.

     Information on the plans' funded status, on an aggregate basis at December 31, follows:

                                                                 1997      1996
                                                                ------    ------
                                                                 (IN MILLIONS)
Accumulated postretirement benefit obligation:
  Retirees..................................................    $  606    $  498
  Other fully eligible participants.........................       254       193
  Other active participants.................................       846       648
                                                                ------    ------
Total accumulated postretirement benefit obligation.........     1,706     1,339
Unrecognized net gain (loss)................................      (183)      109
Fair value of plan assets...................................      (107)     (103)
                                                                ------    ------
Accrued postretirement benefit obligation...................    $1,416    $1,345
                                                                ======    ======
Discount rate...............................................      7.25%     7.75%

     Net postretirement benefit costs included the following components:

                                                                1997    1996    1995
                                                                ----    ----    ----
                                                                   (IN MILLIONS)
Service cost -- benefits attributed to service during the
  period....................................................    $ 44    $ 44    $ 37
Amortization of unrecognized net gain.......................      (6)     (5)     (5)
Actual return on assets.....................................      (7)     (7)     (7)
Interest cost on benefit obligation.........................     107      98     100
                                                                ----    ----    ----
Net postretirement benefit costs............................    $138    $130    $125
                                                                ====    ====    ====

     The assumed health care cost trend rates for net paid claims were 6.9% and 7.4% for 1997 and 1996, respectively, declining annually to a rate of 4.0% by the year 2001 and remaining level thereafter. These rates were driven by assumed health care cost trend rates for gross covered charges of 5.5% and 6.0% for 1997 and 1996, respectively, declining annually to a rate of 4.0% by the year 1999 and remaining level thereafter. The effect of a 1% increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation at December 31, 1997 by $234 million and the aggregate of the service and interest cost components of net postretirement benefit cost for 1997 by $25 million.

     Changes in interest rates or rates of inflation may impact the assumptions used in the valuation of postretirement and postemployment obligations, including discount rates, resulting in increases or decreases in United's liability and net periodic cost.

                                UAL CORPORATION

(17) FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     See Other Information "Foreign Operations" in Management's Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk ("Market Risk Disclosures") for a discussion of the Company's foreign currency and fuel price risk management activities, and the fair value of all significant financial instruments.

CREDIT EXPOSURES OF DERIVATIVES

     The Company's theoretical risk in the derivative financial instruments described in Market Risk Disclosures is the cost of replacing the contracts at current market rates in the event of default by any of the counterparties. However, the Company does not anticipate such default as counterparties are selected based on credit ratings and the relative market positions with each counterparty are monitored. Furthermore, the risk of such default is mitigated by provisions in the contracts which require either party to post increasing amounts of collateral as the value of the contract moves against them, subject to certain thresholds, or through the use of mutual put options where contracts are terminated at certain predefined intervals. Counterparty credit risk is further minimized by settlements throughout the duration of the contract.

FINANCIAL GUARANTEES

     Special facility revenue bonds have been issued by certain municipalities to build or improve airport and maintenance facilities leased by United. Under the lease agreements, United is required to make rental payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. At December 31, 1997, $1.239 billion principal amount of such bonds was outstanding. As of December 31, 1997, UAL and United had jointly guaranteed $35 million of such bonds and United had guaranteed $1.221 billion of such bonds,including accrued interest. The payments required to satisfy these obligations are included in the future minimum lease payments disclosed in Note 9 "Lease Obligations".

     Transfers of the tax benefits of accelerated depreciation and investment tax credits associated with the acquisition of certain equipment have been made previously by United to various tax lessors through tax lease transactions. Proceeds from tax benefit transfers were recognized as income in the year the lease transactions were consummated. The subject equipment is being depreciated for book purposes. United has agreed to indemnify (guaranteed in some cases by UAL) the tax lessors against loss of such benefits in certain circumstances and has agreed to indemnify others for loss of tax benefits in limited circumstances for certain used aircraft purchased by United subject to previous tax lease transactions. Certain tax lessors have required that letters of credit be issued in their favor by financial institutions as security for United's indemnity obligations under the leases. The outstanding balance of such letters of credit totaled $35 million at December 31, 1997. At that date, United had granted mortgages on aircraft and engines having a total book value of $165 million as security for indemnity obligations under tax leases and letters of credit.

CONCENTRATIONS OF CREDIT RISK

     The Company does not believe it is subject to any significant concentration of credit risk. Most of the Company's receivables result from sales of tickets to individuals through geographically dispersed travel agents, company outlets or other airlines, often through the use of major credit cards. These receivables are short term, generally being settled shortly after the sale.

(18) COMMITMENTS, CONTINGENT LIABILITIES AND UNCERTAINTIES

     The Company has certain contingencies resulting from litigation and claims (including environmental issues) incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the views of legal counsel, the nature of contingencies to which the

                                UAL CORPORATION

Company is subject and its prior experience, that the ultimate disposition of these contingencies is not expected to materially affect UAL's consolidated financial position or results of operations. UAL records liabilities for legal and environmental claims against it in accordance with generally accepted accounting principles. These amounts are recorded based on the Company's assessments of the likelihood of their eventual settlements. The amounts of these liabilities could increase in the near term, based on revisions to estimates relating to the various claims.

     At December 31, 1997, commitments for the purchase of property and equipment, principally aircraft, approximated $5.6 billion, after deducting advance payments. An estimated $2.6 billion will be spent in 1998, $1.6 billion in 1999, $0.6 billion in 2000 and $0.8 billion in 2001 and thereafter. The major commitments are for the purchase of B777, B747, B767, B757, A320 and A319 aircraft, which are scheduled to be delivered through 2002. The above amounts do not include a recent order with Airbus Industrie for an additional 10 A319 and 20 A320 aircraft to be delivered through 2001. The aircraft included in this latest order are expected to be used to satisfy growth opportunities, and thus, the Company now expects its passenger fleet to grow by at least 30 aircraft by the year 2002.

     During the fourth quarter, The Boeing Company ("Boeing") notified United that production problems would delay aircraft scheduled to be delivered between fourth quarter 1997 and mid-1999. Specifically, deliveries on nine B747s, three B757s and four B767s scheduled for delivery from the fourth quarter of 1997 through mid-1999 will be delayed from one to two months. United expects to receive compensation from Boeing and also expects to make schedule adjustments and take other possible actions to offset the effects of the delays. As a result, the Company expects the impact of the announced delivery delays to be minimal.

     In connection with the construction of the Indianapolis Maintenance Center, United agreed to spend an aggregate $800 million on capital investments by the year 2001 and employ at least 7,500 individuals by the year 2004. In the event such targets are not reached, United may be required to make certain payments to the city of Indianapolis and state of Indiana.

     Approximately 61% of United's employees are represented by various labor organizations. In connection with the 1994 employee investment transaction, members of the Air Line Pilots' Association and the International Association of Machinists and Aerospace Workers entered into labor contracts with United which become amendable in 2000. In October 1997, the Association of Flight Attendants ("AFA") ratified a new contract, which will remain in effect through 2006. See Other Information, "Labor Agreements and Wage Adjustments" in Management's Discussion and Analysis of Financial Condition and Results of Operations for details.

(19) FOREIGN OPERATIONS

     Operating authorities in international markets are governed by bilateral aviation agreements between the U.S. and foreign countries. Under generally accepted accounting principles, ("GAAP"), foreign operations are defined as operations that exist outside the U.S. United derives an insignificant amount of its operating revenues and operating income from such operations. However, the Company's results are significantly impacted by revenue produced from international flights between the U.S. and foreign destinations. Based on allocation guidelines provided by the U.S. Department of Transportation ("DOT"), which classifies flights between the U.S. and foreign destinations as part of each respective foreign entity, and thus, differs from the

                                UAL CORPORATION
definition of foreign operations under GAAP, United reported the following results by geographic entity to the DOT for each of the last three years:

                                            1997                    1996                    1995
                                    ---------------------   ---------------------   ---------------------
                                    OPERATING   OPERATING   OPERATING   OPERATING   OPERATING   OPERATING
             ENTITY                  REVENUE     INCOME      REVENUE     INCOME      REVENUE     INCOME
             ------                 ---------   ---------   ---------   ---------   ---------   ---------
                                                                (IN MILLIONS)
Domestic.........................    $11,214     $  652      $10,717     $  738      $ 9,586      $460
Pacific..........................      3,552        267        3,438        288        3,336       348
Atlantic.........................      1,745        238        1,412         86        1,287        10
Latin America....................        824         69          750         18          686        14
                                     -------     ------      -------     ------      -------      ----
Total                                $ 7,335     $1,226      $16,317     $1,130      $14,895      $832
                                     =======     ======      =======     ======      =======      ====

     Additionally, United has sizable intangible assets related to acquisitions of foreign route authorities. Changes in U.S. or foreign government aviation policies can lead to the alteration or termination of existing air service agreements that could diminish the value of United's international route authority.

(20) STATEMENT OF CONSOLIDATED CASH FLOWS -- SUPPLEMENTAL DISCLOSURES

     Supplemental disclosures of cash flow information and non-cash investing and financing activities were as follows:

                                                                1997    1996     1995
                                                                ----    -----    ----
                                                                    (IN MILLIONS)
Cash paid during the year for:
  Interest (net of amounts capitalized).....................    $152    $ 244    $346
  Income taxes..............................................     362      242      65
Non-cash transactions:
  Capital lease obligations incurred........................     643      503     376
  Long-term debt incurred in connection with additions to
     equipment..............................................     185       82      26
  Note receivables recorded in connection with the sale of
     equipment and leasehold improvements...................      61     --       --
  Long-term debt issued in connection with the exchange of
     Series A convertible preferred stock...................     --      --       546
  Increase (decrease) in pension intangible.................     200     (191)      2
  Increase in additional capital invested in connection with the conversion of subordinated debentures to common
     stock..................................................     --       217       1
  Decrease in additional capital invested in connection with the conversion of subordinated debentures to
     mandatorily redeemable preferred securities............     --      (102)    --

                                UAL CORPORATION

(21) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                     1ST       2ND       3RD       4TH
                                                   QUARTER   QUARTER   QUARTER   QUARTER    YEAR
                                                   -------   -------   -------   -------   -------
                                                                    (IN MILLIONS)
1997:
Operating revenues..............................   $4,121    $4,382    $4,640    $4,235    $17,378
Earnings from operations........................      194       412       563        91      1,259
Earnings before extraordinary item..............      105       242       579        32        958
Extraordinary loss on early extinguishment of
  debt..........................................     --        --        --          (9)        (9)
Net earnings....................................   $  105    $  242    $  579    $   23    $   949
Per share amounts, basic:
  Earnings before extraordinary item............   $ 1.45    $ 3.77    $ 9.39    $ 0.21    $ 14.98
  Extraordinary loss on early extinguishment of
     debt.......................................     --        --        --       (0.15)     (0.15)
  Net earnings..................................   $ 1.45    $ 3.77    $ 9.39    $ 0.06    $ 14.83
Net earnings per share, diluted.................   $ 0.92    $ 2.31    $ 5.61    $ 0.04    $  8.95
1996:
Operating revenues..............................   $3,735    $4,164    $4,488    $3,976    $16,362
Earnings from operations........................       62       398       610        53      1,123
Earnings before extraordinary item..............        6       226       347        20        600
Extraordinary loss on early extinguishment of
  debt..........................................      (29)      (30)       (7)       (1)       (67)
Net earnings (loss).............................   $  (23)   $  196    $  340    $   19    $   533
Per share amounts, basic:
  Earnings (loss) before extraordinary item.....   $(0.32)   $ 3.41    $ 5.71    $(0.35)   $  8.76
  Extraordinary loss on early extinguishment of
     debt.......................................    (0.58)    (0.52)    (0.11)    (0.01)     (1.19)
  Net earnings (loss)...........................   $(0.90)   $ 2.89    $ 5.60    $(0.36)   $  7.57
Net earnings (loss) per share, diluted..........   $(0.90)   $ 1.99    $ 3.77    $(0.36)   $  5.06

     The sum of quarterly earnings per share amounts is not the same as annual earnings per share amounts because of changing numbers of shares outstanding.

     During the third quarter of 1997, UAL recognized a pre-tax gain of $275 million of the sale of its interest in the Apollo Travel Services Partnership (see Other Information, "Sale of Affiliate" in Management's Discussion and Analysis of Financial Condition and Results of Operations).

                                UAL CORPORATION

                      THIS PROXY IS SOLICITED ON BEHALF OF
                   THE BOARD OF DIRECTORS OF UAL CORPORATION


P The undersigned, having received the Notice of Meeting and Proxy Statement, hereby appoints Gerald Greenwald, John F. McGillicuddy and James J. O'Connor, and each of them, as proxies with full power of substitution, for and in the
R name of the undersigned, to vote all shares of Common Stock of UAL Corporation owned of record by the undersigned on the matters listed on the reverse side hereof and, in their discretion, on such other matters as may
O properly come before the Meeting of Stockholders to be held at the Museum of Science and Industry, 57th Street and Lake Shore Drive, Chicago, IL 60637 on May 7, 1998 at 10:00 a.m., local time, and any adjournments or postponements
X  thereof, unless otherwise specified herein.

Y This card or the telephonic voting procedures, when properly completed, also constitutes voting instructions to the respective Trustees of the Employees' Stock Purchase Plan, 401(k) Plans and International Employee Stock Ownership Plans of UAL Corporation or United Air Lines, Inc. to vote, in person or by proxy, all shares of Common Stock of UAL Corporation allocated to the accounts of the undersigned held by the Trustees.

You are encouraged to specify your choices by marking the appropriate oval SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY OVALS IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU VOTE BY PHONE OR SIGN AND RETURN THIS CARD.

                                                          [SEE REVERSE SIDE]

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

Today's business traveler experiences an unnecessary amount of frustration and stress. United sees the huge business opportunity in recognizing and catering to these unsatisfied customers.

So we are elevating our service to the level travelers want--but don't currently receive --from airlines.

We think you'll see from the following list that we're already making progress:

  o UPDATED FLEET. We now have more of the planes our customers prefer to fly. In fact, United now has more widebody aircraft than any other airline.

  o ENHANCED PASSENGER COMFORT. Custom-designed seats, true HEPA air filters, laptop power outlets and individual video monitors in United First(SM) and United Business(SM).

  o IMPROVED FOOD AND BEVERAGE SERVICE. Renowned chef and author Sheila Lukins has redefined our meal service in United Economy(SM). Beverage service now includes Starbucks(R) coffee and estate-bottled wines.

  o ADVANCED SYSTEM TECHNOLOGY. New ticketing technologies for faster, error-free boarding. Upgraded aircraft routing systems for improved on-time arrival and turnaround. Global E-Ticket(SM) capabilities. Online reservations and ticket purchases.

  o CUSTOMER SERVICE TRAINING. We've embarked on a new system-wide training program to educate United employees on how then can help minimize travel-related problems.

  o GLOBAL ACCESS. With Star Alliance linking United Airlines to Air Canada, Lufthansa, SAS, Varig and THAI Airlines worldwide, you have greater flexibility in earning and redeeming frequent flyer miles.

  o MILEAGE PLUS(R). Even though our frequent flyer program has been named the best in the industry for the past four years, we're not resting on our laurels. You can count on continuing and meaningful improvements to Mileage Plus(R) in the coming year.

We are preparing many more improvements, which we will share with our customers soon, so you can see how we are leading the industry in meeting the needs of the business traveler.

Thank you for your participation and your support.



                              [UNITED RISING LOGO]

\


                                UAL CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                             ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE BOARD OF DIRECTORS' NOMINEES FOR PUBLIC DIRECTOR AND "FOR" PROPOSAL 2. IF THIS CARD CONSTITUTES VOTING INSTRUCTIONS TO A PLAN TRUSTEE, SUCH TRUSTEE WILL VOTE AS DESCRIBED IN THE PLAN DOCUMENTS AND ANY ACCOMPANYING MATERIALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                FOR  WITHHOLD   FOR ALL
                                                ALL    ALL      EXCEPT

1.  ELECTION OF FIVE PUBLIC DIRECTOR NOMINEES:
    John A. Edwardson, Gerald Greenwald,
    John F. McGillicuddy, James J. O'Connor,
    Paul E. Tierney, Jr.

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):
                                                        _____________________


2.  RATIFICATION OF THE SELECTION OF            FOR   AGAINST   ABSTAIN
    ARTHUR ANDERSEN LLP AS THE
    INDEPENDENT ACCOUNTANTS.


                                   DATED: _____________________________, 1998
                               SIGNATURE(S)__________________________________
                              _______________________________________________

                              Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The signer here-by revokes all proxies heretofore given by the signer to vote at said Meeting or any adjournments or postponements thereof.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                         TELEPHONE VOTING INSTRUCTIONS
Dear Stockholders:

     Your vote is important to us. We have provided an automated telephone option for granting your proxy which you may access 24 hours a day by dialing this TOLL FREE NUMBER: 1-888-457-2964 (if located within the U.S.) on a touch tone telephone.

     After dialing 1-888-457-2964, you will hear the following instructions:

     Please enter your six digit control number which appears directly above the words "Dear Stockholders".
     Please press 1 if you wish to vote for the recommendations of the Board of Directors.
     Please press 9 if you do not wish to vote for the recommendations of the Board of Directors.

     Once this is completed, the telephone option will automatically hang up and your proxy will be voted as you directed. THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

     HOWEVER, if you wish to withhold authority to vote or vote against some, but not all of the recommendations of the Board of Directors, you must do so by signing the proxy card above and returning it in the envelope provided.

     ESOP participants located within the U.S. should follow the vote by phone instructions on the ESOP Voting Direction Card.

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE


                  ADMISSION TICKET       MEETING OF STOCKHOLDERS
                                         OF UAL CORPORATION
                                         MAY 7, 1998
                                         10:00 A.M.
                 [UNITED AIRLINES LOGO]  AUDITORIUM - USE SPACE CENTER ENTRANCE
                                         MUSEUM OF SCIENCE AND INDUSTRY
                                         57TH STREET AND LAKE SHORE DRIVE
                                         CHICAGO, IL
                                         _________________________________

                You must present this ticket to the UAL Corporation representative at the entrance to the Auditorium to be admitted to the Meeting of Stockholders.